Filed Pursuant to Rule 424(B)(2)
Registration No. 333-179568

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered		Proposed maximum offering price per unit		Proposed maximum aggregate offering price		Amount of registration fee(1)
Common shares, par value $0.01 per share	7,766,990	(1)	51.50	(2)	399,999,985	(1)(2)	$46,480	(1)(2)

(1)	Assumes exercise in full of the underwriters' option to purchase up to an additional 1,000,000 shares.
(2)	Calculated pursuant to Rule 456(b) and 457(r) under the Securities Act of 1933, as amended.

PROSPECTUS SUPPLEMENT
(To Prospectus dated February 17, 2012)

6,766,990 Shares

NorthWestern Corporation

d/b/a NorthWestern Energy

Common Stock

We are offering 6,766,990 shares of our common stock, $0.01 par value per share. Our common stock is traded on the New York Stock Exchange under the symbol “NWE.” On November 4, 2014, the last sale price of our common stock, as reported on the New York Stock Exchange, was $51.74 per share.

This offering is intended as part of the financing of the Hydro Transaction (defined below). See “Summary—The Hydro Transaction.”

Investing in our common stock involves risks that are described in the “Risk Factors” section beginning on page S-6 of this prospectus supplement. You should read this prospectus supplement, the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus carefully before you make your investment decision.

	Per Share	Total
Public offering price	$51.5000	$348,499,985
Underwriting discounts	$1.8025	$12,197,499
Proceeds, before expenses, to us	$49.6975	$336,302,486

We have granted the underwriters an option to purchase within 30 days from the date of this prospectus supplement up to 1,000,000 additional shares of our common stock, with an aggregate public offering price of approximately $51,500,000.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The shares of common stock will be ready for delivery on or about November 10, 2014.

Credit Suisse		BofA Merrill Lynch
J.P. Morgan

CIBC    KeyBanc Capital Markets    MUFG    Piper Jaffray    RBC Capital Markets
D. A. Davidson & Co.    Ladenburg Thalmann

The date of this prospectus supplement is November 4, 2014.

PROSPECTUS SUPPLEMENT

PROSPECTUS

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ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is the prospectus supplement, which describes the specific terms of this offering. The second part, the accompanying prospectus, including the documents incorporated by reference, gives more general information, some of which may not apply to this offering. Generally, when we refer to this prospectus supplement, we are referring to both parts of this document combined. In the event that the description of this offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information contained in this prospectus supplement. Before investing in our common stock, you should carefully read (1) the prospectus supplement, and (2) the accompanying prospectus and the additional information described under the captions “Where You Can Find More Information About Us” and “Incorporation By Reference” in the accompanying prospectus.

We have not authorized anyone else to provide you with information different from that contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus, including any free writing prospectuses. We and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are not making an offer of these shares of common stock in any state where the offer is not permitted. You should not assume that the information contained in this prospectus supplement and the accompanying prospectus is accurate as of any date other than the date on the front cover of such document or that the information incorporated by reference in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date of such document incorporated by reference.

Unless the context requires otherwise, references to “we,” “us,” “our,” “our company,” “NorthWestern Corporation,” “NorthWestern Energy,” and “NorthWestern” refer to NorthWestern Corporation d/b/a NorthWestern Energy and our subsidiaries.

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FORWARD-LOOKING STATEMENTS

On one or more occasions, we may make statements in this prospectus supplement, the accompanying prospectus or the documents incorporated by reference regarding our assumptions, projections, expectations, targets, intentions or beliefs about future events. All statements other than statements of historical facts included or incorporated by reference in this prospectus supplement or the accompanying prospectus relating to management’s current expectations of future financial performance, continued growth, changes in economic conditions or capital markets and changes in customer usage patterns and preferences are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”).

Words or phrases such as “anticipates,” “may,” “will,” “should,” “believes,” “estimates,” “expects,” “intends,” “plans,” “predicts,” “projects,” “targets,” “will likely result,” “will continue” or similar expressions identify forward-looking statements. Forward-looking statements involve risks and uncertainties, which could cause actual results or outcomes to differ materially from those expressed. We caution that while we make such statements in good faith and believe such statements are based on reasonable assumptions, including without limitation, management’s examination of historical operating trends, data contained in records and other data available from third parties, we cannot assure you that we will achieve our projections. Factors that may cause such differences include, but are not limited to:

•	potential adverse federal, state, or local legislation or regulation, including costs of compliance with existing and future environmental requirements, as well as adverse determinations by regulators, could have a material effect on our liquidity, results of operations and financial condition;
•	changes in availability of trade credit, creditworthiness of counterparties, usage, commodity prices, fuel supply costs or availability due to higher demand, shortages, weather conditions, transportation problems or other developments, may reduce revenues or may increase operating costs, each of which could adversely affect our liquidity and results of operations;
•	unscheduled generation outages or forced reductions in output, maintenance or repairs, which may reduce revenues and increase cost of sales or may require additional capital expenditures or other increased operating costs; and
•	adverse changes in general economic and competitive conditions in the U.S. financial markets and in our service territories.

In addition, actual results may differ materially from those contemplated in any forward-looking statement due to the timing and likelihood of the closing of the purchase of PPL Montana, LLC’s hydro-electric generating facilities and the integration of those facilities, the Hydro Transaction (defined below). See “Summary—The Hydro Transaction.”

We have attempted to identify, in context, certain factors that we believe may cause actual future experience and results to differ materially from our current expectation regarding the relevant matter or subject area. In addition to the items specifically discussed above, our business and results of operations are subject to the uncertainties described in the section of this prospectus supplement entitled “Risk Factors” beginning on page S-6, under the caption “Risk Factors” in our annual report on Form 10-K for the fiscal year ended December 31, 2013, our quarterly reports on Form 10-Q for the quarters ended March 31, 2014, June 30, 2014, and September 30, 2014, and other documents on file with the SEC.

From time to time, oral or written forward-looking statements are also included in our reports on Forms 10-K, 10-Q and 8-K, Proxy Statements on Schedule 14A, press releases, analyst and investor conference calls, and other communications released to the public. We believe that at the time made, the expectations reflected in all of these forward-looking statements are and will be reasonable. However, any or all of the forward-looking statements in this prospectus supplement, the accompanying prospectus, our reports on Forms 10-K, 10-Q and 8-K, our Proxy Statements on Schedule 14A and any other public statements that are made by us may prove to be incorrect. This may occur as a result of assumptions, which turn out to be inaccurate, or as a consequence of known or unknown risks and uncertainties. Many factors discussed in this prospectus supplement and the accompanying prospectus, certain of which are beyond our control, will be important in determining our future performance. Consequently, actual results may differ materially from those that might be anticipated from forward-looking statements. In light of these

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and other uncertainties, you should not regard the inclusion of any of our forward-looking statements in this prospectus supplement, the accompanying prospectus or other public communications as a representation by us that our plans and objectives will be achieved, and you should not place undue reliance on such forward-looking statements.

We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. However, your attention is directed to any further disclosures made on related subjects in our subsequent reports filed with the SEC on Forms 10-K, 10-Q and 8-K and Proxy Statements on Schedule 14A.

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SUMMARY

The following summary contains certain important information about this offering. It does not contain all of the information that may be important to you in making a decision to invest in the common stock. We urge you to carefully read the entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein. You should also read the sections entitled “Risk Factors” and “Forward-Looking Statements” in this prospectus supplement for a discussion of important risks that you should consider before investing in the common stock.

NorthWestern Corporation

NorthWestern Corporation, doing business as NorthWestern Energy, provides electricity and natural gas to approximately 678,200 customers in Montana, South Dakota and Nebraska. We are a 100% regulated gas and electric utility business with a near 100-year history of competitive customer rates, system reliability and customer satisfaction. We have generated and distributed electricity in South Dakota and distributed natural gas in South Dakota and Nebraska since 1923 and have distributed electricity and natural gas in Montana since 2002. See “Our Business.”

The Hydro Transaction

On September 26, 2013, we entered into an agreement with PPL Montana, LLC (“PPL Montana”), a wholly owned subsidiary of PPL Corporation, to purchase PPL Montana’s eleven hydro-electric generating facilities and associated assets located in Montana, which includes approximately 633 megawatts (“MWs”) of hydro-electric generation capacity and one storage reservoir, for a purchase price of approximately $900 million (the “Hydro Transaction”).

The addition of hydro-electric generation is intended to provide long-term supply diversity to our portfolio and reduce risks associated with variable fuel prices. We expect the Hydro Transaction to allow us to reduce our reliance on third-party power purchase agreements and spot market purchases, more closely matching our electric generation resources with forecasted customer demand. With reduced amounts of purchased power, we believe we will be less exposed to market volatility and will be better positioned to control the cost of supplying electricity to our customers. Assuming the Hydro Transaction is completed, and the ownership of the Kerr Project (defined below) is transferred to the Confederated Salish and Kootenai Tribes of the Flathead Reservation (the “CSKT”), we will own generation facilities that provide approximately 60% of our average electric load serving requirements in Montana. See “The Hydro Transaction—Facilities Acquired—The Kerr Project.”

The facilities acquired include eleven hydroelectric plants and one storage reservoir (each a “Facility” and together the “Facilities”) located in central and western Montana along the Missouri, Flathead, Clark Fork and Madison Rivers and Rosebud Creek. The net aggregate generating capacity of the Facilities is approximately 633 MWs. Eight of the Facilities, along with the storage reservoir, are collectively licensed as the Missouri-Madison Project, by the Federal Energy Regulatory Commission (the “FERC”). Each of the remaining three Facilities is licensed by FERC as a separate project. The Facilities were initially developed and constructed as part of the integrated Montana Power Company utility system by our predecessor company and, as such, are well-suited for our load profile.

The following chart provides an overview of the Facilities by name, net capacity in MWs, ownership percentage, commercial operation date (“COD”), river source, FERC license expiration date and average capacity factor. Following the consummation of the Hydro Transaction, we will be the sole direct owner of each Facility.

# Overview of Hydro Facilities[1]

| Plant | Net Capacity (MW) | Ownership% | COD | River Source | FERC License Expiration | 5-Yr Avg. Capacity Factor[2] |
|---|---|---|---|---|---|---|
| Black Eagle | 21 | 100% | 1927 | Missouri | 2040 | 73.6% |
| Cochrane | 69 | 100% | 1958 | Missouri | 2040 | 49.1% |
| Hauser | 19 | 100% | 1911 | Missouri | 2040 | 79.3% |
| Holter | 48 | 100% | 1918 | Missouri | 2040 | 72.4% |
| Kerr[3] | 194 | 100% | 1938 | Flathead | 2035 | 64.5% |
| Madison | 8 | 100% | 1906 | Madison | 2040 | 89.2% |
| Morony | 48 | 100% | 1930 | Missouri | 2040 | 63.8% |
| Mystic | 12 | 100% | 1925 | West Rosebud Creek | 2050 | 48.2% |
| Rainbow | 60 | 100% | 1910 / 2013 | Missouri | 2040 | 77.5% |
| Ryan | 60 | 100% | 1915 | Missouri | 2040 | 79.8% |
| Thompson Falls | 94 | 100% | 1915 | Clark Fork | 2025 | 60.1% |
| ***Total*** | *633* | | | | | *66.1%* |

(1)	Hebgen facility (0 MW net capacity) excluded from figures. All facilities are “run-of-river” dams except for Kerr and Mystic, which are “storage generation.”
(2)	As of June 2013.
(3)	The Kerr Project is expected to be transferred to the CSKT in September 2015. See “The Hydro Transaction—Facilities Acquired—The Kerr Project”

The following map indicates the location of each Facility:

The Kerr Project

The Hydro Transaction includes a 194 megawatt hydro-electric generating Facility (the “Kerr Project”) that we expect will be transferred to the CSKT in September 2015, in accordance with its FERC license, which gives the CSKT the right to acquire the project between September 2015 and September 2025. The CSKT have formally provided notice of their intent to acquire the Kerr Project and designated September 5, 2015, as the date for conveyance to occur. PPL Montana and the CSKT previously conducted an arbitration over the conveyance price of the Kerr Project. In March 2014, an arbitration panel set an estimated conveyance price of approximately $18.3 million.

Under our agreement with PPL Montana, the approximately $900 million purchase price for the Hydro Transaction includes a $30 million estimated conveyance price for the Kerr Project. For example, if the CSKT complete the acquisition and pay $18.3 million for the Kerr Project, PPL Montana will pay the difference of $11.7 million to us. If the Hydro Transaction is completed, we expect to sell any excess generation from the Kerr Project in the market and provide revenue credits to our Montana retail customers until the CSKT exercises their right to acquire the Kerr Project. The MPSC Order (defined below) provides that customers will have no financial risk related to our temporary ownership of the Kerr Project, with a compliance filing required upon completion of the transfer to CSKT.

Regulatory Approvals

Completion of the Hydro Transaction is subject to satisfaction or waiver of closing conditions. See “The Hydro Transaction—Regulatory Approvals.” We have obtained approval for the Hydro Transaction and the associated financing from the appropriate state and federal agencies, including the Montana Public Service Commission (the “MPSC”), the FERC and as required by the Hart-Scott-Rodino Antitrust Improvements Act (the “HSR Act”). We anticipate the closing of the Hydro Transaction to occur before the end of 2014.

Financing

The financing of the Hydro Transaction is anticipated to be a combination of up to $400 million of common stock, up to $450 million of long-term debt and borrowings under our short-term credit facility. See “Summary—The Offering.” In September 2014, we entered into forward starting interest rate swaps to effectively fix the benchmark interest rate associated with the anticipated long-term debt issuance at a rate we anticipate will meet the conditions in the MPSC Order.

The Hydro Transaction is supported by a fully committed $900 million 364-day senior bridge credit facility, which expires on March 26, 2015, if unused. The bridge facility is meant to be a short-term backup source of financing in case capital markets are not accessible at the time of closing of the Hydro Transaction. If the financing is not in place at the time of closing, the bridge facility may be used temporarily in a single draw to finance the Hydro Transaction pending completion of the financing. Any advance under the bridge facility is subject to certain conditions including regulatory approval of the Hydro Transaction, and would be due and payable within one year of borrowing.

Information regarding our anticipated long-term debt offering in this prospectus supplement is neither an offer to sell nor a solicitation of an offer to buy the bonds or any other securities.

Our Competitive Strengths

We believe that we are well-positioned to strengthen our business, grow earnings and cash flow, and maintain our balance sheet and credit ratings because of the following factors:

•	We operate a stable regulated utility. As a regulated utility, we function within a cost-based operating structure as approved by various regulatory bodies and operate under exclusive and non-exclusive franchises to provide service in Montana, South Dakota and Nebraska. In Montana, we have the exclusive right to serve all customers except for large industrial customers using more than five MWs who have a choice of electric and natural gas suppliers. Through MPSC regulations, we may recover our market purchases of electricity and natural gas through a monthly cost tracking process. In South Dakota, we have the exclusive right to serve assigned electric service areas and nonexclusive municipal franchises to serve cities with natural gas. In South Dakota and Nebraska, we pass changes in commodity costs on to our customers through fuel adjustments in rate tariffs, thus stabilizing our energy margins.
•	We have a well-balanced transmission and distribution business. We are an integrated electric and natural gas utility with a customer base of more than 675,000. We believe our electricity business operation benefits from a diverse and complementary mix of electric resources including coal-fired generation, wind generation, gas-fired generation and hydro generation, and our natural gas business benefits from direct access to suppliers in the major natural gas producing regions in the U.S. and Alberta, Canada.
•	We plan on growing through significant infrastructure investment. We currently expect to continue to make significant capital expenditures related to electric generation and electric and gas transmission and distribution investment opportunities. These investment opportunities include infrastructure upgrades to improve electric and gas transmission and distribution system reliability and safety under the Montana Distribution System Infrastructure Project, Montana Transmission System Infrastructure Project, and environmental capital expenditure at Big Stone and Neal plants. We also expect to pursue opportunities to add to our natural gas reserves portfolio to reduce gas supply cost volatility to our customers. Each of these significant growth opportunities allows us to be flexible in adjusting to changing economic conditions by deferring the timing of, or reducing, the scale of the projects.

•	Our acquisition of hydroelectric generation assets reduces our reliance on purchased power and grows our rate base. With the announced agreement to acquire 633 MWs of hydroelectric generating facilities and one storage facility, we are substantially increasing our owned generation capacity and reducing reliance on market purchases to meet the electricity demand of our customers. With reduced amounts of purchased power, we believe we will be less exposed to market volatility and be better positioned to control the cost of supplying electricity to our customers. We have received approval from the MPSC to include the hydroelectric assets in our Montana rate base and will be allowed to recover our costs plus an allowed rate of return. The inclusion of the hydroelectric assets would increase our rate base by $870 million.
•	We maintain a strong balance sheet. We believe we have established a strong balance sheet, with no material maturities coming due on our long-term debt until 2016. We have been able to maintain strong operating cash flow, aided by net operating loss carryforwards, which allows us to fund maintenance capital expenditures without external financing. We believe that our debt maturity profile and strong cash flows will provide us with the financial flexibility to execute on our business plan and increase future profits.
•	Our experienced management team has demonstrated its ability to achieve our strategy. Our current senior management team has a strong track record of implementing business plans, that we believe has strengthened our company and created a solid foundation to grow our business. Our senior management team is supported by a core of key management employees with substantial experience in the operation of a regulated utility business.

Our Strategy

We are focused on providing our customers with safe and reliable service at reasonable rates. In response to our aging infrastructure, we continue to make significant capital investments in our generation, distribution and transmission assets in excess of our depreciation, which is the amount of these costs we recover through rates. Investing in our system and making prudent acquisitions for integrating supply resources provide us the opportunity to grow our rate base and earn a reasonable return on invested capital. These investments also reflect our focus on maintaining and improving our system reliability, and allow us to pursue the deployment of newer technology that promotes the efficient use of electricity.

Company Information

We were incorporated in Delaware in November 1923. Our principal office is located at 3010 West 69th Street, Sioux Falls, South Dakota 57108, and our telephone number is 605-978-2900. We maintain an Internet site at http://www.northwesternenergy.com, which contains information concerning us. Our Internet site and the information contained therein or connected thereto are not intended to be incorporated into this prospectus supplement or the accompanying prospectus and should not be considered a part of this prospectus supplement or the accompanying prospectus.

The Offering

Issuer
NorthWestern Corporation d/b/a NorthWestern Energy
Shares of Common Stock Offered
6,766,990 shares of our common stock, par value $0.01 per share (7,766,990 shares of our common stock if the underwriters’ option to purchase additional shares is exercised in full)
Shares of Common Stock to be Outstanding Immediately after this Offering
45,912,503 shares of our common stock (46,912,503 shares of our common stock if the underwriters’ option to purchase additional shares is exercised in full) (excluding in each case 2,649,228 treasury shares)
Use of Proceeds
The expected net proceeds from this offering are estimated to be approximately $335.3 million, after deducting our estimated expenses including discounts and commissions (or approximately $385.0 million if the underwriters’ option to purchase additional shares is exercised in full). We intend to use the net proceeds from this offering as part of the financing of the Hydro Transaction.
Listing
Our common stock is listed on the New York Stock Exchange under the trading symbol “NWE.”
Risk Factors
An investment in our common stock involves risks, and prospective investors should carefully consider the matters discussed under “Risk Factors” beginning on page S-6 of this prospectus supplement and the reports we file with the SEC pursuant to the Exchange Act, incorporated by reference into this prospectus supplement and the accompanying prospectus, before making a decision to invest in our common stock.
Transfer Agent
The transfer agent of our common stock is Registrar and Transfer Company.

Unless otherwise indicated, all information in this prospectus supplement assumes the underwriters’ option to purchase additional shares has not been exercised.

RISK FACTORS

You should carefully consider the risk factors described below, and in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013, as updated in our Quarterly Reports on Form 10-Q for the periods ended March 31, 2014, June 30, 2014, and September 30, 2014, which are incorporated by reference, as well as the other information included or incorporated by reference in this prospectus, prior to making a decision to invest in our common stocks. The risks and uncertainties described are those presently known to us. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations, our financial results and the value of our common stock.

Risks relating to our Business

We are subject to potential unfavorable government and regulatory outcomes, including extensive and changing laws and regulations that affect our industry and our operations, which could have a material adverse effect on our liquidity and results of operations.

Our profitability is dependent on our ability to recover the costs of providing energy and utility services to our customers and earn a return on our capital investment in our utility operations. We provide service at rates established by several regulatory commissions. These rates are generally set based on an analysis of our costs incurred in a historical test year. In addition, each regulatory commission sets rates based in part upon their acceptance of an allocated share of total utility costs. When commissions adopt different methods to calculate inter-jurisdictional cost allocations, some costs may not be recovered. Thus, the rates we are allowed to charge may or may not match our costs at any given time. While rate regulation is premised on providing a reasonable opportunity to earn a reasonable rate of return on invested capital, there can be no assurance that the applicable regulatory commission will judge all of our costs to have been prudently incurred or that the regulatory process in which rates are determined will always result in rates that will produce full recovery of such costs.

We are subject to many FERC rules and orders that regulate our electric and natural gas business. We must also comply with established reliability standards and requirements, which apply to the North American Electric Reliability Corporation (the “NERC”) functions for which we have registered in both the Midwest Reliability Organization (the “MRO”) for our South Dakota operations and the Western Electricity Coordination Council (the “WECC”) for our Montana operations. The FERC, NERC, or a regional reliability organization may assess penalties against any responsible entity that violates their rules, regulations or standards. Violations may be discovered through various means, including self-certification, self-reporting, compliance investigations, periodic data submissions, exception reporting, and complaints. Penalties for the most severe violations can reach as high as $1 million per violation, per day. If a serious reliability incident or other incidence of noncompliance did occur, it could have a material adverse effect on our operating and financial results.

Our plans for future expansion through the acquisition of assets including hydro-electric generating facilities and natural gas reserves, capital improvements to current assets, generation investments, and transmission grid expansion involve substantial risks.

Acquisitions include a number of risks, including but not limited to, additional costs, the assumption of material liabilities, the diversion of management’s attention from daily operations to the integration of the acquisition, difficulties in assimilation and retention of employees, securing adequate capital to support the transaction, and regulatory approval. Uncertainties exist in assessing the value, risks, profitability, and liabilities associated with certain businesses or assets and there is a possibility that anticipated operating and financial synergies expected to result from an acquisition do not develop. The failure to complete an acquisition successfully, or to integrate the Hydro Transaction assets or future acquisitions that we may choose to undertake could have an adverse effect on our financial condition and results of operations.

In addition, failure to obtain approvals in connection with an acquisition in a timely manner or on terms consistent with our application could negatively affect credit ratings and equity valuation, and our ability to invest in our Montana utility operations.

Our business strategy also includes significant investment in capital improvements and additions to modernize existing infrastructure, generation investments and transmission capacity expansion. The completion of generation and natural gas investments and transmission projects are subject to many construction and development risks, including, but not limited to, risks related to permitting, financing, regulatory recovery, escalating costs of materials and labor, meeting construction budgets and schedules, and environmental compliance. In addition, these capital projects may require a significant amount of capital expenditures. We cannot provide certainty that adequate external financing will be available to support such projects. Additionally, borrowings incurred to finance construction may adversely impact our leverage, which could increase our cost of capital.

We are subject to extensive environmental laws and regulations and potential environmental liabilities, which could result in significant costs and additional liabilities.

We are subject to extensive laws and regulations imposed by federal, state, and local government authorities in the ordinary course of operations with regard to the environment, including environmental laws and regulations relating to air and water quality, protection of natural resources, migratory birds and other wildlife, solid waste disposal, coal ash and other environmental considerations. We believe that we are in compliance with environmental regulatory requirements; however, possible future developments, such as more stringent environmental laws and regulations, and the timing of future enforcement proceedings that may be taken by environmental authorities, could affect our costs and the manner in which we conduct our business and could require us to make substantial additional capital expenditures or abandon certain projects.

National and international actions have been initiated to address global climate change and the contribution of greenhouse gas (“GHG”) emissions including, most significantly, carbon dioxide. These actions include legislative proposals, executive and Environmental Protection Agency (“EPA”) actions at the federal level, actions at the state level, and private party litigation relating to GHG emissions. As directed by President Obama’s Climate Action Plan, on June 2, 2014, the EPA proposed the Clean Power Plan rule to control carbon dioxide emissions from existing fossil fuel fired electric generating units. The EPA has expressed the intent to finalize those regulations and guidelines by June 1, 2015.

Requirements to reduce GHG emissions from stationary sources could cause us to incur material costs of compliance and increase our costs of procuring electricity. Although there continues to be changes in legislation and regulations that affect GHG emissions from power plants, technology to efficiently capture, remove and/or sequester such emissions may not be available within a timeframe consistent with the implementation of such requirements. We cannot predict with any certainty whether these risks will have a material impact on our operations.

Many of these environmental laws and regulations provide for substantial civil and criminal fines for noncompliance which, if imposed, could result in material costs or liabilities. In addition, there is a risk of environmental damages claims from private parties or government entities. We may be required to make significant expenditures in connection with the investigation and remediation of alleged or actual spills, personal injury or property damage claims, and the repair, upgrade or expansion of our facilities to meet future requirements and obligations under environmental laws.

To the extent that costs exceed our estimated environmental liabilities and/or we are not successful recovering a material portion of remediation costs in our rates, our results of operations and financial position could be adversely affected.

Our owned and jointly owned electric generating facilities are subject to operational risks that could result in unscheduled plant outages, unanticipated operation and maintenance expenses and increased power purchase costs.

Operation of electric generating facilities involves risks, which can adversely affect energy output and efficiency levels. Operational risks include facility shutdowns due to breakdown or failure of equipment or processes, labor disputes, operator error, catastrophic events such as fires, explosions, floods, and intentional acts of destruction or other similar occurrences affecting the electric generating facilities; and operational changes necessitated by environmental legislation, litigation or regulation. The loss of a major electric generating facility would require us to find other sources of supply or ancillary services, if available, and expose us to higher purchased power costs.

We also rely on a limited number of suppliers of coal for our electric generation, making us vulnerable to increased prices for fuel as existing contracts expire or in the event of unanticipated interruptions in fuel supply. We are a captive rail shipper of the Burlington Northern Santa Fe Railway for shipments of coal to the Big Stone Plant (our largest source of generation in South Dakota), making us vulnerable to railroad capacity and operational issues and/or increased prices for coal transportation from a sole supplier.

Our revenues, results of operations and financial condition are impacted by customer growth and usage in our service territories and may fluctuate with current economic conditions or response to price increases. We are also impacted by market conditions outside of our service territories related to demand for transmission capacity and wholesale electric pricing.

Our revenues, results of operations and financial condition are impacted by customer growth and usage, which can be impacted by population growth as well as by economic factors. Our customers may voluntarily reduce their consumption of electricity and natural gas from us in response to increases in prices, decreases in their disposable income, individual energy conservation efforts or the use of distributed generation for electricity.

Demand for our Montana transmission capacity fluctuates with regional demand, fuel prices and weather related conditions. The levels of wholesale sales depend on the wholesale market price, transmission availability and the availability of generation for wholesale sales, among other factors. Declines in wholesale market price, availability of generation, transmission constraints in the wholesale markets, or low wholesale demand could reduce wholesale sales. These events could adversely affect our results of operations, financial position and cash flows.

We implemented a new customer information system, and we may experience additional difficulties, delays and interruptions associated with the transition to this new system. Any unexpected significant difficulties in completing the transition could negatively impact our business.

During September 2013, we implemented a new customer information system. There are inherent risks associated with replacing and changing these types of systems, such as delayed and / or inaccurate customer bills, potential disruption of our business, and substantial unplanned costs, any of which could harm our reputation and have a material adverse effect on our business, financial condition or results of operations.

Consistent with our expectations, we experienced billing delays, which resulted in delays in collections of customer receivables and increased bad debt expense during the transition to the new system. We are still experiencing delays in collections of customer receivables. Any additional unexpected significant difficulties in completing the transition of our customer information system could materially impact our ability to timely and accurately record, process and report information that is important to our business.

Our natural gas distribution services involve numerous activities that may result in accidents and other operating risks and costs.

Inherent in our natural gas distribution services are a variety of hazards and operating risks, such as leaks, explosions and mechanical problems. These risks could cause a loss of human life, significant damage to property, environmental pollution, impairment of our operations, and substantial financial losses to us. In accordance with customary industry practice, we maintain insurance against some, but not all, of these risks and losses. The occurrence of any of these events not fully covered by insurance could have a material adverse effect on our financial position and results of operations. For our distribution lines located near populated areas, including residential areas, commercial business centers, industrial sites and other public gathering areas, the level of damages resulting from these risks potentially is greater.

To the extent our incurred supply costs are deemed imprudent by the applicable state regulatory commissions, we would not recover some of our costs, which could adversely impact our results of operations and liquidity.

Our wholesale costs for electricity and natural gas are recovered through various pass-through cost tracking mechanisms in each of the states we serve. The rates are established based upon projected market prices or contractual obligations. As these variables change, we adjust our rates through our monthly trackers. To the extent our energy supply costs are deemed imprudent by the applicable state regulatory commissions, we would not recover some of our costs, which could adversely impact our results of operations.

We currently procure a large portion of our natural gas supply and our Montana electric supply pursuant to contracts with third-party suppliers. In light of this reliance on third-party suppliers, we are exposed to certain risks in the event a third-party supplier is unable to satisfy its contractual obligation. If this occurred, then we might be required to purchase gas and/or electricity supply requirements in the energy markets, which may not be on favorable terms, if at all. If prices were higher in the energy markets, it could result in a temporary material under recovery that would reduce our liquidity.

Poor investment performance of plan assets of our defined benefit pension and post-retirement benefit plans, in addition to other factors impacting these costs, could unfavorably impact our results of operations and liquidity.

Our costs for providing defined benefit retirement and postretirement benefit plans are dependent upon a number of factors. Assumptions related to future costs, return on investments and interest rates have a significant impact on our funding requirements related to these plans. These estimates and assumptions may change based on economic conditions, actual stock market performance and changes in governmental regulations. Without sustained growth in the plan assets over time and depending upon interest rate changes as well as other factors noted above, the costs of such plans reflected in our results of operations and financial position and cash funding obligations may change significantly from projections.

Our obligation to include a minimum annual quantity of power in our Montana electric supply portfolio at an agreed upon price per Megawatt Hour (“MWH”) could expose us to material commodity price risk if certain Qualifying Facilities (“QFs”) under contract with us do not perform during a time of high commodity prices, as we are required to make up the difference. In addition, we are subject to price escalation risk with one of our largest QF contracts.

As part of a stipulation in 2002 with the MPSC and other parties, we agreed to include a minimum annual quantity of power in our Montana electric supply portfolio at an agreed upon price per MWH through June 2029. The annual minimum energy requirement is achievable under normal QF operations, including normal periods of planned and forced outages. However, to the extent the supplied QF power for any year does not reach the minimum quantity set forth in the settlement, we are obligated to purchase the difference from other sources. The anticipated source for any QF shortfall is the wholesale market, which would subject us to commodity price risk if the cost of replacement power is higher than contracted QF rates.

In addition, we are subject to price escalation risk with one of our largest QF contracts due to variable contract terms. In estimating our QF liability, we have estimated an annual escalation rate of 3% over the remaining term of the contract (through June 2024). To the extent the annual escalation rate exceeds 3%, our results of operations, cash flows and financial position could be adversely affected.

Weather and weather patterns, including normal seasonal and quarterly fluctuations of weather, as well as extreme weather events that might be associated with climate change, could adversely affect our results of operations and liquidity.

Our electric and natural gas utility business is seasonal, and weather patterns can have a material impact on our financial performance. Demand for electricity and natural gas is often greater in the summer and winter months associated with cooling and heating. Because natural gas is heavily used for residential and commercial heating, the demand for this product depends heavily upon weather patterns throughout our market areas, and a significant amount of natural gas revenues are recognized in the first and fourth quarters related to the heating season. Accordingly, our operations have historically generated less revenue and income when weather conditions are milder in the winter and cooler in the summer. In the event that we experience unusually mild winters or cool summers in the future, our results of operations and financial position could be adversely affected. In addition, exceptionally hot summer weather or unusually cold winter weather could add significantly to working capital needs to fund higher than normal supply purchases to meet customer demand for electricity and natural gas.

There is also a concern that the physical risks of climate change could include changes in weather conditions, such as an increase in changes in precipitation and extreme weather events. Climate change and the costs that may be associated with its impacts have the potential to affect our business in many ways, including increasing the cost incurred in providing electricity and natural gas, impacting the demand for and consumption of electricity and natural gas (due to change in both costs and weather patterns), and affecting the economic health of the regions in which we operate. Extreme weather conditions creating high energy demand on our own and/or other systems may raise market prices as we buy short-term energy to serve our own system. Severe weather impacts our service territories, primarily through thunderstorms, tornadoes and snow or ice storms. To the extent the frequency of extreme weather events increase, this could increase our cost of providing service. Changes in precipitation resulting in droughts or water shortages could adversely affect our ability to provide electricity to customers, as well as increase the price they pay for energy. In addition, extreme weather may exacerbate the risks to physical infrastructure. We may not recover all costs related to mitigating these physical and financial risks.

Our business is dependent on our ability to successfully access capital markets on favorable terms. Limits on our access to capital may adversely impact our ability to execute our business plan or pursue improvements that we would otherwise rely on for future growth.

Our cash requirements are driven by the capital-intensive nature of our business. Access to the capital and credit markets, at a reasonable cost, is necessary for us to fund our operations, including capital requirements. We rely on a revolving credit facility and commercial paper market for short-term liquidity needs due to the seasonality of our business, and on capital markets to raise capital for growth projects that are not otherwise provided by operating cash flows. Instability in the financial markets may increase the cost of capital, limit our ability to draw on our revolving credit facility, access the commercial paper market and/or raise capital. If we are unable to obtain the liquidity needed to meet our business requirements on favorable terms, we may defer growth projects and/or capital expenditures.

The financing for the Hydro Transaction is anticipated to include a mix of short- and long-term debt and common equity. Although we believe we have taken prudent steps to position ourselves for successful capital raises, there can be no assurance as to the ultimate cost or availability of financing.

We must meet certain credit quality standards. If we are unable to maintain investment grade credit ratings, our liquidity, access to capital and operations could be materially adversely affected.

A downgrade of our credit ratings to less than investment grade could adversely affect our liquidity. Certain of our credit agreements and other credit arrangements with counterparties require us to provide collateral in the form of letters of credit or cash to support our obligations if we fall below investment grade. Also, a downgrade below investment grade could hinder our ability to raise capital on favorable terms, including through the commercial paper markets. Higher interest rates on short-term borrowings with variable interest rates or on incremental commercial paper issuances could also have an adverse effect on our results of operations.

Threats of terrorism and catastrophic events that could result from terrorism, cyber attacks, or individuals and/or groups attempting to disrupt our business, or the businesses of third parties, may affect our operations in unpredictable ways and could adversely affect our liquidity and results of operations.

We are subject to the potentially adverse operating and financial effects of terrorist acts and threats, as well as cyber attacks and other disruptive activities of individuals or groups. Our generation, transmission and distribution facilities, information technology systems and other infrastructure facilities and systems could be direct targets of, or indirectly affected by, such activities. Any significant interruption of these systems could prevent us from fulfilling our critical business functions, and sensitive, confidential and other data could be compromised.

Terrorist acts, cyber attacks (such as hacking and viruses) or other similar events could harm our business by limiting our ability to generate, purchase or transmit power and by delaying the development and construction of new generating facilities and capital improvements to existing facilities. These events, and governmental actions in response, could result in a material decrease in revenues and significant additional costs to repair and insure assets, and could adversely affect our operations by contributing to the disruption of supplies and markets for natural gas, oil and other fuels. These events could also impair our ability to raise capital by contributing to financial instability and reduced economic activity.

Factors contributing to lower hydroelectric generation can increase costs and negatively impact our financial condition and results of operations.

When we close on the Hydro Transaction, we will derive a significant portion of our power supply from hydroelectric facilities. Because of our heavy reliance on hydroelectric generation, snowpack, the timing of run-off, drought conditions, and the availability of water can significantly affect operations. If hydroelectric generation is lower than anticipated, we may need to increase our use of purchased power. We expect to recover purchased power costs through our electric tracker mechanism. Recovery of increased costs, however, could be subject to risk of disallowance which would negatively impact our results of operations, or may not occur until the subsequent power cost adjustment year, negatively affecting cash flows and liquidity.

The MPSC Order approving the Hydro Transaction provides that our customers will have no financial risk related to our temporary ownership of the Kerr Project.

The MPSC Order (defined below) approving the Hydro Transaction provides that our customers will have no financial risk related to our temporary ownership of the Kerr Project, with a compliance filing to that effect required upon completion of the transfer of the project to CSKT. Accordingly, the Kerr Project and the associated assets will not be included in our regulatory rate base. While we own the Kerr Project, we will own more generation than our customers can use. If revenues from sales to third parties during this period are not sufficient to cover operating costs at the Kerr Project, we will not be able to pass those incremental costs through to our customers. We bear the risk of any damage to the Kerr Project that occurs during our temporary ownership, except to the extent that costs associated with remediating any damage represent an addition or improvement to the Kerr Project that may increase the conveyance price pursuant to the Kerr Project license, and the costs associated with such repairs could be substantial and may not be fully covered by any insurance. To the extent any such costs are not covered by insurance, they could have a material adverse effect on our financial condition and results of operations.

Risks relating to this Offering and our Common Stock

The price of our common stock may be volatile, which may make it difficult for you to resell the common stock when you want or at prices you find attractive.

The market price of our common stock could be subject to significant fluctuations and may decline below the offering price. This may make it difficult for you to resell the common stock when you want or at prices you find attractive. Among the factors that could affect the price of our common stock are:

•	our operating and financial performance and prospects;
•	variations in the rate of growth of our financial indicators, such as earnings per share, net income and revenues;
•	changes in revenue or earnings estimates;
•	publication of research reports by analysts;
•	speculation in the press or investment community;
•	strategic actions by us or our competitors, such as acquisitions or restructurings;
•	sales of our common stock by stockholders;
•	actions by institutional investors;
•	actions by regulators;
•	fluctuations in commodity prices;
•	general market conditions; and
•	U.S. and international economic, legal and regulatory factors unrelated to our performance.

During recent years, stock markets have experienced extreme volatility that has at times been unrelated or disproportionate to the operating performance of particular companies. These broad market fluctuations may adversely affect the trading price of our common stock, regardless of our operating performance.

Future sales or issuances of common stock, convertible notes or other equity-linked securities may dilute the ownership interest of existing stockholders. Such dilution may adversely affect the trading price of our common stock.

We may issue equity or equity-linked securities in the future for a number of reasons, including to finance our operations and business strategy, to acquire assets or companies, to increase our capital, to adjust our ratio of debt to equity, or in connection with our incentive compensation plans. Any issuance of equity or equity-linked securities after this offering could dilute the interests of our existing stockholders and could substantially affect the trading price of our common stock.

We cannot assure you that we will pay dividends on our common stock in the future.

We declared cash dividends on our common stock equal to $0.38 per share in each quarter of 2013 and $0.40 per share in the first, second and third quarters of 2014. If we do not achieve sufficient earnings, then we may not be able to make, or may have to reduce, dividend payments on our common stock. In addition, even if we have sufficient funds to pay dividends, we may choose not to do so. Our dividend policy, and any current or future restrictions on the ability to pay dividends, could adversely affect the market price of our common stock.

We may issue preferred stock with rights senior to our common stock.

Our certificate of incorporation authorizes the issuance of shares of preferred stock without stockholder approval. The shares may have dividend, voting, liquidation and other rights and preferences that are senior to the rights of our common stock. In addition, such shares of preferred stock may be convertible into shares of our common stock. Conversion of shares of our preferred stock into shares of our common stock may dilute the value of our common stock, which may adversely affect the value of your shares of common stock. The rights and preferences of any class or series of preferred stock issued by us would be established by our board of directors in its sole discretion.

Provisions in our charter documents or Delaware law may inhibit a takeover, which could adversely affect the value of our common stock.

Our amended and restated certificate of incorporation, our amended and restated bylaws and Delaware corporate law contain provisions that could delay or prevent a change of control or changes in our board of directors or management that a stockholder might consider favorable. These provisions will apply even if the change may be considered beneficial by some of our stockholders. If a change of control or change in management is delayed or prevented, the market price of our common stock could decline. See “Description of Capital Stock” in the accompanying prospectus for a description of these provisions.

Risks relating to the Hydro Transaction

The Hydro Transaction may not be consummated on the terms expected or at all.

Although we expect to close the Hydro Transaction by the end of December 2014, there can be no assurance that the Hydro Transaction will be consummated on the terms described in this prospectus supplement or at all, even if this offering is completed. Consummation of the Hydro Transaction continues to be subject to satisfaction or waiver of closing conditions, in particular the issuance of final, non-appealable FERC orders approving the transfer of hydroelectric licenses for the projects to be acquired. While FERC has issued orders approving the transfer of the licenses, it can be argued that the approval of license transfer with respect to the Kerr Project has not yet become final and non-appealable. Under circumstances specified in the Hydro Transaction purchase agreement, we or PPL Montana may terminate the purchase agreement for the non-satisfaction of closing conditions.

If the Hydro Transaction is not consummated, we will have incurred significant costs without commensurate benefit, including legal, accounting, financial advisory and other costs, which could have a material adverse effect on our business, financial condition and results of operations. In addition, if the Hydro Transaction is not consummated but this offering is completed, the percentage of equity in our capital structure will be higher than our targeted level, and we will need to consider alternatives to align our debt and equity ratios with our targeted capital structure. In addition, because the FERC and MPSC approval of our financing for the Hydro Transaction is conditioned on the proceeds being used to consummate the Hydro Transaction, if the transaction is not consummated we would need either to (i) unwind the financing by redeeming our issuance of long term debt and purchasing back an appropriate amount of stock, or (ii) seek approval from FERC and MPSC prior to using the financing proceeds for any purpose other than the Hydro Transaction. There can be no assurance that FERC or MPSC would authorize the use of proceeds for an alternative purpose.

We may fail to realize the anticipated benefits of the Hydro Transaction.

We may be unable to achieve the strategic, operational, financial and other benefits, and/or the resulting estimated synergies, contemplated by us with respect to the Hydro Transaction to the full extent expected or in a timely manner. The integration of the Facilities may be a complex and lengthy endeavor, and to the extent that we are not as successful as expected at integration, the cost savings, rate of return, synergies, accretion to earnings and cash flows, increased electricity generation, and other anticipated benefits and opportunities from the Hydro Transaction may not be fully realized or may take longer to realize than expected. In addition, the announcement, pendency and consummation of the Hydro Transaction could cause disruptions in and create uncertainty surrounding our business and operations, could divert management’s attention from our existing business, or we may be exposed to unknown or unanticipated costs, obligations or liabilities, including those relating to environmental matters, which could have an adverse effect on our business, financial results and cash flows.

Financing the Hydro Transaction will substantially increase our leverage.

We intend to finance the Hydro Transaction in part through the future issuance of long-term debt. Our total outstanding indebtedness as of September 30, 2014 was $1.382 billion. As of September 30, 2014, after giving effect to the Hydro Transaction and the financing thereof, we expect our total outstanding indebtedness to increase by up to $525 million. The increase in our indebtedness may reduce our flexibility to respond to changing business and economic conditions or to fund capital expenditures or working capital needs.

In addition, financial and other covenants we make with our lenders could limit our ability to incur additional indebtedness, make investments, pay dividends and engage in other transactions, and the leverage may cause potential lenders to be less willing to loan funds to us in the future. Our failure to comply with these covenants could result in an event of default that, if not waived or cured, could result in the acceleration of all our indebtedness.

THE HYDRO TRANSACTION

On September 26, 2013, we entered into an agreement with PPL Montana, a wholly owned subsidiary of PPL Corporation, to purchase PPL Montana’s eleven hydro-electric generating facilities and associated assets located in Montana, which includes approximately 633 megawatts of hydro-electric generation capacity and one storage reservoir, for a purchase price of approximately $900 million, the Hydro Transaction. The purchase price will be subject to adjustment for proration of operating expenses, performance of planned capital expenditures, and termination of certain power purchase agreements.

The financing of the Hydro Transaction is anticipated to be a combination of up to $400 million of common stock in this offering, up to $450 million of long-term debt and borrowings under our short-term credit facility. The Hydro Transaction is supported by a fully committed $900 million 364-day senior bridge credit facility. See “—Financing.” Completion of the Hydro Transaction is subject to satisfaction or waiver of closing conditions. See “—Regulatory Approvals.”

The Strategic Rationale

The addition of hydro-electric generation is intended to provide long-term supply diversity to our portfolio and reduce risks associated with variable fuel prices. We expect the Hydro Transaction to allow us to reduce our reliance on third party power purchase agreements and spot market purchases, more closely matching our electric generation resources with forecasted customer demand. With reduced amounts of purchased power, we believe we will be less exposed to market volatility and will be better positioned to control the cost of supplying electricity to our customers. Assuming the Hydro Transaction is completed, and the ownership of the Kerr Project is transferred to the CSKT, we will own generation facilities that provide approximately 60% of our average electric load serving requirements in Montana. See “—Facilities Acquired—the Kerr Project.”

Facilities Acquired

The Facilities include eleven hydroelectric plants and one storage reservoir located in central and western Montana along the Missouri, Flathead, Clark Fork and Madison Rivers and Rosebud Creek. The net aggregate generating capacity of the Facilities is approximately 633 MWs. Eight of the Facilities, along with the storage reservoir, are collectively licensed as the Missouri-Madison Project, by the FERC. Each of the remaining three Facilities is licensed by FERC as a separate project. The Facilities were initially developed and constructed as part of the integrated Montana Power Company utility system by our predecessor company and, as such, are well-suited for our load profile.

The following chart provides an overview of the Facilities by name, net capacity in MWs, ownership percentage, commercial operation date, river source, FERC license expiration date and average capacity factor. Following the consummation of the Hydro Transaction, we will be the sole direct owner of each Facility.

(1)	Hebgen facility (0 MW net capacity) excluded from figures. All facilities are “run-of-river” dams except for Kerr and Mystic, which are “storage generation.”
(2)	As of June 2013.
(3)	The Kerr Project is expected to be transferred to the CSKT in September 2015. See “—the Kerr Project.”

The following map indicates the location of each Facility:

The Kerr Project

The Hydro Transaction includes a 194 megawatt hydro-electric generating Facility, the Kerr Project, that we expect will be transferred to the CSKT in September 2015, in accordance with its FERC license, which gives the CSKT the right to acquire the project between September 2015 and September 2025. The CSKT have formally provided notice of their intent to acquire the Kerr Project and designated September 5, 2015, as the date for conveyance to occur. PPL Montana and the CSKT previously conducted an arbitration over the conveyance price of the Kerr Project. In March 2014, an arbitration panel set an estimated conveyance price of approximately $18.3 million.

Under our agreement with PPL Montana, the approximately $900 million purchase price for the Hydro Transaction includes a $30 million estimated conveyance price for the Kerr Project. For example, if the CSKT complete the acquisition and pay $18.3 million for the Kerr Project, PPL Montana will pay the difference of $11.7 million to us. If the Hydro Transaction is completed, we expect to sell any excess generation from the Kerr Project in the market and provide revenue credits to our Montana retail customers until the CSKT exercises their right to acquire the Kerr Project. The MPSC Order (defined below) provides that customers will have no financial risk related to our temporary ownership of the Kerr Project, with a compliance filing required upon completion of the transfer to CSKT.

Regulatory Approvals

Consummation of the Hydro Transaction continues to be subject to satisfaction or waiver of closing conditions, in particular the issuance of final, non-appealable FERC orders approving the transfer of hydroelectric licenses for the projects to be acquired. While FERC has issued orders approving the transfer of the licenses, it can be argued that the approval of license transfer with respect to the Kerr Project has not yet become final and non-appealable.

In December 2013, we submitted a filing with the MPSC requesting approval of the Hydro Transaction, to include the hydro assets in rate base, and to issue the securities necessary to complete the purchase. On September 26, 2014, the MPSC issued a final order (the “MPSC Order”) approving the application, subject to certain conditions, including the following:

•	inclusion of $870 million of the $900 million purchase price for the hydro assets in our Montana jurisdictional rate base with a 50-year life;
•	return on equity of 9.8%, a cost of debt of 4.25%, and a capital structure of 52% debt and 48% equity, resulting in an associated first year annual retail revenue requirement of approximately $117 million;
•	authorized issuance in aggregate of $900 million of securities necessary to complete the purchase, with the debt portion of the financing to have a term of 30 years and not to exceed 4.25%;
•	a final compliance filing in December 2015 to reflect post-closing adjustments, the conveyance of the Kerr Project as discussed below and the actual property tax expense for the Hydroelectric facilities; and
•	tracking of revenue credits on a portfolio basis through our electricity supply cost tracker.

We have obtained approval from other appropriate state and federal agencies and as required by the HSR Act. In October 2014, we obtained the necessary approval from the FERC, which is authority to issue securities in connection with the Hydro Transaction. We anticipate closing of the Hydro Transaction to occur before the end of 2014.

Financing

The financing of the Hydro Transaction is anticipated to be a combination of up to $400 million of common stock, up to $450 million of long-term debt and borrowings under our short-term credit facility. See “Summary—The Offering.” In September 2014, we entered into forward starting interest rate swaps to effectively fix the benchmark interest rate associated with the anticipated $450 million debt issuance at a rate we anticipate will meet the conditions in the MPSC Order.

The Hydro Transaction is supported by a fully committed $900 million 364-day senior bridge credit facility, which expires on March 26, 2015, if unused. The bridge facility is meant to be a short-term backup source of financing in case capital markets are not accessible at the time of closing of the Hydro Transaction. If the financing is not in place at the time of closing of the Hydro Transaction, the bridge facility may be used temporarily in a single draw to finance the Hydro Transaction pending completion of the financing. Any advance under the bridge facility is subject to certain conditions and would be due and payable within one year of borrowing.

Information regarding our anticipated long-term debt offering in this prospectus supplement is neither an offer to sell nor a solicitation of an offer to buy the bonds or any other securities.

USE OF PROCEEDS

We estimate that the net proceeds from this offering will be approximately $335.3 million (or approximately $385.0 million if the underwriters’ option to purchase additional shares is exercised in full), after deducting our estimated expenses. We intend to use the net proceeds from the offering, together with the net proceeds of an anticipated long-term debt offering, and borrowings under our short-term credit facility, as the financing for the Hydro Transaction.

The following table sets forth the estimated sources and uses of the financing for the Hydro Transaction assuming a September 30, 2014 closing date. No assurance can be given that the information in the following table will not change depending on the nature of our financings. See “Risk Factors—Risks Related to this Offering and our Common Stock.”

Sources of Funds	Amount
(in thousands)
Short-term credit facility	$75,000
Anticipated issuance of long-term debt	450,000
Common stock offered hereby(1)	400,000
Total Sources	$925,000

Uses of Funds	Amount
(in thousands)
Hydro Transaction purchase price	$900,000
Estimated fees and expenses	25,000

Total Uses	$925,000

(1)	Assumes underwriters’ option to purchase additional shares of common stock is exercised in full.

CAPITALIZATION

The following table presents our cash and capitalization as of September 30, 2014, on an actual basis and on an as adjusted (unaudited) basis to reflect the proposed issuance of the common stock offered hereby, the anticipated issuance of $450 million of long-term debt and the use of proceeds therefrom, and the anticipated borrowings under our short-term credit facility.

You should read the following table in conjunction with our consolidated financial statements and the notes thereto incorporated by reference into this prospectus supplement.

	As of September 30, 2014
	Actual	As Adjusted
	In thousands
Cash and Equivalents	$17,731	$17,731

Debt:
Short-term Borrowings	169,944	244,944
Capital Leases	30,312	30,312
Long-term Debt	1,182,092	1,182,092
Proposed Long-term Debt(1)	—	450,000
Total Debt	1,382,348	1,907,348

Shareholder’s Equity:
Shareholder’s Equity	1,081,686	1,081,686
Issuance of Common Stock(2)	—	385,000
Total Shareholder’s Equity	1,081,686	1,466,686
Total Capitalization	$2,464,034	$3,374,034

(1)	Represents estimated gross proceeds of an anticipated long-term debt offering of $450 million but without deduction for discounts and other fees and expenses.
(2)	Represents estimated net proceeds of this offering after deduction for underwriters’ discounts and commissions and other estimated fees and expenses and assumes the underwriters’ exercise of their option to purchase additional shares of common stock.

PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

Our common stock is listed on the New York Stock Exchange. The following table sets forth the high and low intra-day sales prices per share of our common stock and the cash dividends paid per share for the periods indicated.

	High	Low	Cash dividends paid
2012:
First Quarter	$36.39	$34.22	$0.37
Second Quarter	37.05	33.72	0.37
Third Quarter	37.96	35.44	0.37
Fourth Quarter	36.70	32.98	0.37
2013:
First Quarter	$40.35	$35.06	$0.38
Second Quarter	43.17	38.12	0.38
Third Quarter	45.85	39.08	0.38
Fourth Quarter	47.18	41.31	0.38
2014:
First Quarter	$47.86	$42.64	$0.40
Second Quarter	52.49	45.49	0.40
Third Quarter	52.70	45.12	0.40
Fourth Quarter (through November 4, 2014)	53.45	45.14	—

The last reported sale price of our common stock on the New York Stock Exchange on November 4, 2014 was $51.74 per share. As of November 1, 2014, there were 39,145,513 shares of our common stock outstanding excluding 2,649,228 treasury shares.

As of February 14, 2014, we had 40,821 holders of record of our common stock.

We pay dividends on our common stock after our board of directors declares them. The board reviews the dividend quarterly and establishes the dividend rate based upon such factors as our earnings, financial condition, capital requirements, debt covenant requirements and/or other relevant conditions. Although we expect to continue to declare and pay cash dividends on our common stock in the future, we can provide no assurance that dividends will be paid in the future or that, if paid, the dividends will be paid in the same amount as during 2014.

OUR BUSINESS

NorthWestern Corporation, doing business as NorthWestern Energy, provides electricity and natural gas to approximately 678,200 customers in Montana, South Dakota and Nebraska. We are a 100% regulated gas and electric utility business with a near 100 year history of competitive customer rates, system reliability and customer satisfaction. We have generated and distributed electricity in South Dakota and distributed natural gas in South Dakota and Nebraska since 1923 and have distributed electricity and natural gas in Montana since 2002.

We currently operate our business in the following reporting segments:

•	electric operations;
•	natural gas operations; and
•	all other, which primarily consists of a remaining unregulated natural gas contract, the wind down of our captive insurance subsidiary and our unallocated corporate costs.

Electric Operations

For the nine months ended September 30, 2014, our electric operations accounted for 73% of our total revenues and gross margin.

Montana

Our regulated electric utility business in Montana includes generation, transmission and distribution. Our service territory covers approximately 107,600 square miles, representing approximately 73% of Montana’s land area, and includes a 2010 census population of approximately 875,700. We deliver electricity to approximately 344,500 customers in 187 communities and their surrounding rural areas, 15 rural electric cooperatives and in Wyoming to the Yellowstone National Park. In 2013, by category, residential, commercial, industrial, and other sales accounted for approximately 37%, 44%, 6%, and 13%, respectively, of our Montana regulated electric utility revenue. We also transmit electricity for nonregulated entities owning generation facilities, other utilities and power marketers serving the Montana electricity market. The total control area peak demand was approximately 1,730 MWs, with approximately 1,227 MWs per hour for the year on average, and energy delivered of more than 10.7 million megawatt hours (“MWHs”) during the year ended December 31, 2013. Our Montana electric distribution system consists of approximately 17,500 miles of overhead and underground distribution lines and 386 transmission and distribution substations.

South Dakota

Our South Dakota electric utility business operates as a vertically integrated generation, transmission and distribution utility. We have the exclusive right to serve an area in South Dakota comprised of 25 counties with a combined 2010 census population of approximately 226,200. We provide retail electricity to more than 62,100 customers in 110 communities in South Dakota. In 2013, by category, residential, commercial and other sales accounted for approximately 38%, 55%, and 7%, respectively, of our South Dakota electric utility revenue. Peak demand was approximately 326 MWs, the average daily load was approximately 179 MWs, and more than 1.56 million MWHs were supplied during the year ended December 31, 2013.

Natural Gas Operations

For the nine months ended September 30, 2014, our natural gas operations accounted for approximately 27% of our total revenues and gross margin.

Montana

We distribute natural gas to approximately 184,300 customers in 105 Montana communities, along with propane to 563 customers in the Townsend area. We also serve several smaller distribution companies that provide service to approximately 32,000 customers. Our natural gas distribution system consists of approximately 5,000 miles of underground distribution pipelines. We transmit natural gas in Montana from production receipt points and storage facilities to distribution points and other nonaffiliated transmission systems. We transported natural gas volumes of approximately 42 billion cubic feet (“Bcf”) and our peak capacity was approximately 335,000 dekatherms per day during the year ended December 31, 2013.

Our natural gas transmission system consists of more than 2,000 miles of pipeline, which vary in diameter from two inches to 24 inches and serve more than 130 city gate stations. We own and operate three working natural gas storage fields in Montana with aggregate working gas capacity of approximately 17.75 Bcf and maximum aggregate daily deliverability of approximately 195,000 dekatherms.

Since 2010, we have acquired gas production and gathering system assets as a part of an overall strategy to provide rate stability and customer value through the addition of regulated assets that are not subject to market forces. As of December 31, 2013, these owned reserves totaled approximately 76.7 Bcf and are estimated to provide approximately 6.4 Bcf each year, or about 32 percent of our current annual natural gas load in Montana.

South Dakota and Nebraska

We provide natural gas to approximately 86,700 customers in 60 South Dakota communities and four Nebraska communities. We have approximately 2,350 miles of underground distribution pipelines and 55 miles of transmission pipeline in South Dakota and Nebraska. In South Dakota, we also transport natural gas for eight gas-marketing firms and three large end-user accounts, which currently serve 81 customers through our distribution systems. In Nebraska, we transport natural gas for four gas-marketing firms and one end-user account, servicing 68 customers through our distribution system. During 2013, we delivered approximately 25.8 Bcf of third-party transportation volume on our South Dakota distribution system and approximately 3.2 Bcf of third-party transportation volume on our Nebraska distribution system.

Regulation

The base rates we are allowed to charge our customers are set and regulated by state commissions and the FERC. These base rates include the cost of providing delivery service, plus a reasonable rate of return on invested capital. We have both electric and natural gas base rates and we may ask the respective regulatory commission to increase base rates from time to time. We have historically been allowed to increase base rates to recover our utility plant investment and operating costs, plus a return on our capital investment.

MPSC Regulation

Our Montana operations are subject to the jurisdiction of the MPSC with respect to rates, terms and conditions of service, accounting records, electric service territorial issues and other aspects of our operations, including when we issue, assume, or guarantee securities in Montana, or when we create liens on our regulated Montana properties. We have an obligation to provide service to our customers with an opportunity to earn a regulated rate of return.

Rates for our Montana electric and natural gas supply are set by the MPSC. Supply rates are adjusted on a monthly basis for volumes and costs during each July to June 12-month tracking period, and are adjusted annually to reflect any differences between actual and estimated information for the previous tracking year, which may be recovered during the subsequent tracking year. We submit annual electric and natural gas tracker filings for the actual 12-month period ended June 30 and for the projected supply costs for the next 12-month period. The MPSC reviews such filings and makes a cost recovery determination based on the prudency of our electric and natural gas energy supply procurement activities. If the MPSC subsequently determines that a procurement activity was imprudent, then it may disallow such costs.

We file an annual property tax tracker (including other state/local taxes and fees) with the MPSC for an automatic rate adjustment, which reflects 60% of the change in property taxes. Adjusted rates are typically effective January 1st of each year.

SDPUC Regulation

Our South Dakota operations are subject to the South Dakota Public Utilities Commission (the “SDPUC”) jurisdiction with respect to rates, terms and conditions of service, accounting records, electric service territorial issues and other aspects of our electric and natural gas operations. Our retail electric rates, approved by the SDPUC, provide several options for residential, commercial and industrial customers, including dual-fuel, interruptible, special all-electric heating, and other special rates, as well as various incentive riders to encourage business development. Our retail natural gas tariffs include gas transportation rates for transportation through our distribution systems by customers and natural gas marketers from the interstate pipelines at which our systems take delivery to the end-user. Such transporting customers nominate the amount of natural gas to be delivered daily. Usage for these customers is monitored daily by us through electronic metering equipment and balanced against respective supply agreements.

An electric adjustment clause provides for quarterly adjustment based on differences in the delivered cost of energy, delivered cost of fuel, ad valorem taxes paid and commission-approved fuel incentives. The adjustment goes into effect upon filing, and is deemed approved within 10 days after the information filing unless the SDPUC staff requests changes during that period. A purchased gas adjustment provision in our natural gas rate schedules permits the monthly adjustment of charges to customers to reflect increases or decreases in purchased gas, gas transportation and ad valorem taxes.

NPSC Regulation

Our Nebraska natural gas rates and terms and conditions of service for residential and smaller commercial customers are regulated by the Nebraska Public Service Commission (the “NPSC”). High volume customers are not subject to such regulation, but can file complaints if they allege discriminatory treatment. Under the Nebraska State Natural Gas Regulation Act, a regulated natural gas utility may propose a change in rates to its regulated customers, if it files an application for a rate increase with the NPSC and with the communities in which it serves customers. The utility may negotiate with those communities for a settlement with regard to the rate change if the affected communities representing more than 50% of the affected ratepayers agree to direct negotiations, or it may proceed to have the NPSC review the filing and make a determination. Our tariffs have been accepted by the NPSC, and the NPSC has adopted certain rules governing the terms and conditions of service of regulated natural gas utilities. Our retail natural gas tariffs provide residential, general service and commercial and industrial options, as well as firm and interruptible transportation service. A purchased gas adjustment clause provides for adjustments based on changes in gas supply and interstate pipeline transportation costs.

Federal

We are subject to the FERC jurisdiction and regulations with respect to rates for electric transmission service in interstate commerce and electricity sold at wholesale rates, the issuance of certain securities, incurrence of certain long-term debt, and compliance with mandatory reliability regulations, among other things. Under FERC’s open access transmission policy promulgated in Order No. 888, as owners of transmission facilities, we are required to provide open access to our transmission facilities under filed tariffs at cost-based rates. In addition, we are required to comply with FERC’s Standards of Conduct, as amended, governing the communication of non-public information between our transmission employees and wholesale merchant employees.

In Montana, we sell transmission service, including ancillary services, across our system under terms, conditions and rates defined in our Open Access Transmission Tariff (the “OATT”), on file with FERC. We are required to provide retail transmission service in Montana under MPSC approved tariffs for customers still receiving “bundled” service and under the OATT for other wholesale transmission customers such as cooperatives.

Our South Dakota transmission operations underlie the Midwest Independent Transmission System Operator (the “MISO”) system and are part of the Western Area Power Administration (the “WAPA”) Control Area. The Coyote and Big Stone power plants in which we are a joint owner, are connected directly to the MISO system, and we have ownership rights in the transmission lines from these plants to our distribution system. We have negotiated a settlement as a grandfathered agreement with MISO and the other Big Stone, Neal #4, and Coyote power plant joint owners related to providing MISO with the information it needs to operate its system, while exempting us from assignment of MISO operational costs. We do not participate in the MISO markets directly as we utilize WAPA to handle our scheduling and power marketing activities. MISO provides the reliability coordinator functions for the Midcontinent Area Power Pool (the “MAPP”). We updated the South Dakota OATT to accommodate the required planning functions that rely heavily on MAPP’s planning process and MAPP’s coordination with MISO.

Our natural gas transportation pipelines are generally not subject to FERC’s jurisdiction, although we are subject to state regulation. We conduct limited interstate transportation in Montana that is subject to FERC jurisdiction, but through a Hinshaw Exemption the FERC has allowed the MPSC to set the rates for this interstate service. We have capacity agreements in South Dakota with interstate pipelines that are subject to FERC jurisdiction.

In addition, the North American Electric Reliability Corporation (the “NERC”) establishes, and regional reliability organizations enforce, mandatory reliability standards (the “Reliability Standards”) regarding the bulk power system. The FERC oversees this process and independently enforces the Reliability Standards. The Reliability Standards have the force and effect of law and apply to certain users of the bulk power electricity system, including electric utility companies, generators and marketers. The FERC enforces the Reliability Standards using, among other means, civil penalty authority. Under the Federal Power Act, the FERC may assess civil penalties of up to $1 million per day, per violation, for certain violations.

We must comply with the standards and requirements, which apply to the NERC functions for which we have registered in both the Midwest Reliability Organization (the “MRO”) for our South Dakota operations and the Western Electric Coordination Council (the “WECC”) for our Montana operations. WECC and the MRO have responsibility for monitoring and enforcing compliance with the FERC approved mandatory reliability standards within their respective interconnections. Additional standards continue to be developed and will be adopted in the future. We expect that the existing standards will change often as a result of modifications, guidance and clarification following industry implementation and ongoing audits and enforcement.

Investment Growth Projects

The Hydro Transaction

During the remainder of 2014, we will also be focused on closing the Hydro Transaction and fully integrating these assets. The addition of hydro-electric generation is intended to provide supply diversity to our portfolio and reduce risks associated with variable fuel prices. We expect the Hydro Transaction to allow us to reduce our reliance on third party power purchase agreements and spot market purchases, more closely matching our electric generation resources with forecasted customer demand. With reduced amounts of purchased power, we believe we will be less exposed to market volatility and will be better positioned to control the cost of supplying electricity to our customers. Assuming the Hydro Transaction is completed, and ownership of the Kerr Project is transferred as discussed above, we will own generation facilities that provide approximately 60% of our average electric load serving requirements in Montana.

Natural Gas Production Assets

Since 2010, we have acquired gas production and gathering system assets as a part of an overall strategy to provide rate stability and customer value through the addition of regulated assets that are not subject to market forces. As of December 31, 2013, these owned reserves totaled approximately 76.7 Bcf and are estimated to provide approximately 6.4 Bcf each year, or about 32 percent of our current annual retail natural gas load in Montana. We continue to pursue opportunities to secure low cost gas reserves for our customers, with a target of owning 50% of our supply.

We are collecting the cost of service for natural gas produced from production assets acquired in 2012 and 2013 including a return on our investment, through our natural gas supply tracker on an interim basis, and have recognized approximately $22.8 million of revenue that is subject to refund. Based on recent developments in our pending natural gas tracker filing, of this $22.8 million in previously recognized revenues, we currently believe that we may need to refund up to $3.0 million, which would be recognized as a reduction of revenues during the fourth quarter of 2014.

Other Supply Investments

The Big Stone and Neal #4 electric generation facilities are subject to additional emission reduction requirements. Our current estimate of project costs for Big Stone is approximately $405 million (our share is 23.4%) and is expected to be operational by 2016. As of September 30, 2014, we have capitalized costs of approximately $64 million related to this project. Neal #4 began incurring costs in 2011 and the project was substantially completed in 2013. Our share (8.7%) of the capitalized costs related to this project were approximately $22.6 million.

Distribution Investment

As part of our commitment to maintain high level reliability and system performance we continue to evaluate the condition of our distribution assets to address aging infrastructure through our asset management process. The primary goals of our infrastructure investment are to reverse the trend in aging infrastructure, maintain reliability, proactively manage safety, build capacity into the system, and prepare our network for the adoption of new technologies. We are working on various solutions taking a proactive and pragmatic approach to replace these assets while also evaluating the implementation of additional technologies to prepare the overall system for smart grid applications.

The Montana Distribution System Infrastructure Project (“DSIP”) completed its first full year of production in 2013 after a two-year phase in period. This nearly $380 million ($290 million capital and $90 million expense), multi-year effort to accelerate the replacement and modernization of our existing electric and natural gas distribution system in Montana is intended to address a number of objectives to arrest and/or reverse the trend in aging infrastructure while maintaining and/or improving upon our already high level of safety and reliability. During 2013, we had DSIP capital expenditures of approximately $47 million. We expect DSIP capital expenditures of approximately $52 million during 2014.

Incremental operating and maintenance costs related to the phase-in of DSIP during 2012 and 2011 were deferred in accordance with the MPSC’s approval of an accounting order. Incremental DSIP costs for 2013 forward are being expensed as incurred and the amounts previously deferred are being amortized over five years. During 2013 we amortized approximately $3.1 million and incurred incremental DSIP expenses of approximately $9.3 million. We expect DSIP expenses to be at a similar level during 2014.

UNDERWRITING

Under the terms and subject to the conditions contained in an underwriting agreement dated November 4, 2014 we have agreed to sell to the underwriters named below, for whom Credit Suisse Securities (USA) LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated are acting as representatives, the following respective numbers of shares of common stock:

Underwriter	Number of Shares
Credit Suisse Securities (USA) LLC	2,368,449
Merrill Lynch, Pierce, Fenner & Smith Incorporated	2,368,449
J.P. Morgan Securities LLC	541,359
CIBC World Markets Corp.	270,679
KeyBanc Capital Markets Inc.	270,679
Mitsubishi UFJ Securities (USA), Inc.	270,679
Piper Jaffray & Co.	270,679
RBC Capital Markets, LLC	270,679
D. A. Davidson & Co.	67,669
Ladenburg Thalmann & Co. Inc.	67,669
Total	6,766,990

The underwriting agreement provides that the underwriters are obligated to purchase all the shares of common stock in the offering if any are purchased, other than those shares covered by the option described below. The underwriting agreement also provides that if an underwriter defaults, then the purchase commitments of non-defaulting underwriters may be increased or the offering may be terminated.

We have granted to the underwriters a 30-day option to purchase on a pro rata basis up to 1,000,000 additional shares at the public offering price less the underwriting discounts and commissions.

The underwriters propose to offer the shares of common stock initially at the public offering price on the cover page of this prospectus supplement and to selling group members at that price less a selling concession of $1.0800 per share. After the initial public offering the representatives may change the public offering price and selling concession to broker/dealers.

The following table summarizes the compensation we will pay:

	Per Share		Total
	Without Option	With Option	Without Option	With Option
Underwriting discounts and commissions paid by us	$1.8025	$1.8025	$12,197,499	$13,999,999

We estimate that our out of pocket expenses for this offering will be approximately $1.0 million.

We have agreed that, subject to certain limited circumstances, we will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the Securities and Exchange Commission a registration statement under the Securities Act relating to, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing, without the prior written consent of Credit Suisse Securities (USA) LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated for a period of 90 days after the date of this prospectus. However, in the event that either (1) during the last 17 days of the “lock-up” period, we release earnings results or material news or a material event relating to us occurs or (2) prior to the expiration of the “lock-up” period, we announce that we will release earnings results during the 16-day period beginning on the last day of the “lock-up” period, then in either case the expiration of the “lock-up” will be extended until the expiration of the 18-day period beginning on the date of the release of the earnings results or the occurrence of the material news or event, as applicable; provided that this sentence will not apply if the safe harbor provided by Rule 139 under the Act is available to the representatives in the manner contemplated by Rule 2711(f)(4) of the National Association of Securities Dealers, Inc. (“NASD”) and we certify that our common stock is an actively traded security within the meaning of NASD Rule 2711(f)(4).

Our officers and directors have agreed that, subject to certain limited circumstances, they will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, enter into a transaction that would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of our common stock, whether any of these transactions are to be settled by delivery of our common stock or other securities, in cash or otherwise, or publicly disclose the intention to make any offer, sale, pledge or disposition, or to enter into any transaction, swap, hedge or other arrangement, without, in each case, the prior written consent of Credit Suisse Securities (USA) LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated for a period of 90 days after the date of this prospectus. However, in the event that either (1) during the last 17 days of the “lock-up” period, we release earnings results or material news or a material event relating to us occurs or (2) prior to the expiration of the “lock-up” period, we announce that we will release earnings results during the 16-day period beginning on the last day of the “lock-up” period, then in either case the expiration of the “lock-up” will be extended until the expiration of the 18-day period beginning on the date of the release of the earnings results or the occurrence of the material news or event, as applicable; provided that this sentence will not apply if the safe harbor provided by Rule 139 under the Act is available to the representatives in the manner contemplated by Rule 2711(f)(4) of the National Association of Securities Dealers, Inc. (“NASD”) and we certify that our common stock is an actively traded security within the meaning of NASD Rule 2711(f)(4).

We have agreed to indemnify the underwriters against liabilities under the Securities Act, or contribute to payments that the underwriters may be required to make in that respect.

Our common stock is traded on the New York Stock Exchange under the symbol “NWE.”

In connection with the offering the underwriters may engage in stabilizing transactions, syndicate covering transactions, and penalty bids in accordance with Regulation M under the Exchange Act.

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.
•	Options to purchase additional shares of common stock relate to sales by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares sold by the underwriters is not greater than the number of shares that they may purchase in the option to purchase additional shares of common stock. In a naked short position, the number of shares involved is greater than the number of shares in the option. The underwriters may close out any covered short position by either exercising their option and/or purchasing shares in the open market.
•	Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through their option to purchase additional shares. If the underwriters sell more shares than could be covered by their option, a naked short position, the position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.
•	Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of the common stock. As a result the price of our common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the New York Stock Exchange or otherwise and, if commenced, may be discontinued at any time.

A prospectus in electronic format will be made available on the web sites maintained by one or more of the underwriters, or selling group members, if any, participating in this offering and one or more of the underwriters participating in this offering may distribute prospectuses electronically. The representatives may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriters and selling group members that will make internet distributions on the same basis as other allocations.

Sales of shares made outside of the United States may be made by affiliates of the underwriters.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. Certain of the underwriters and their respective affiliates have provided, and may in the future provide, a variety of these services to the us and to persons and entities with relationships with us, for which they received or will receive customary fees and expenses.

In the ordinary course of their various business activities, the underwriters and their respective affiliates, officers, directors and employees may purchase, sell or hold a broad array of investments and actively trade securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers, and such investment and trading activities may involve or relate to our assets, securities and/or instruments (directly, as collateral securing other obligations or otherwise) and/or persons and entities with relationships with us. The underwriters and their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities and instruments. In addition, certain of the underwriters or their affiliates have agreed to provide us with interim financing in the amount of up to $900 million in the event that this offering and the other intended financing transactions are not consummated.

Notice to Prospective Investors in the European Economic Areas

In relation to each Member State of the European Economic Area (each, a “Relevant Member State”), no offer of shares may be made to the public in that Relevant Member State other than:

A.	to any legal entity which is a qualified investor as defined in the Prospectus Directive;
B.	to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives; or
C.	in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of shares shall require the Company or the representatives to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

Each person in a Relevant Member State who initially acquires any shares or to whom any offer is made will be deemed to have represented, acknowledged and agreed that it is a “qualified investor” within the meaning of the law in that Relevant Member State implementing Article 2(1)(e) of the Prospectus Directive. In the case of any shares being offered to a financial intermediary as that term is used in Article 3(2) of the Prospectus Directive, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the shares acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any shares to the public other than their offer or resale in a Relevant Member State to qualified investors as so defined or in circumstances in which the prior consent of the representatives has been obtained to each such proposed offer or resale.

The Company, the representatives and their affiliates will rely upon the truth and accuracy of the foregoing representations, acknowledgements and agreements.

This prospectus has been prepared on the basis that any offer of shares in any Relevant Member State will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of shares. Accordingly any person making or intending to make an offer in that Relevant Member State of shares which are the subject of the offering contemplated in this prospectus may only do so in circumstances in which no obligation arises for the Company or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. Neither the Company nor the underwriters have authorized, nor do they authorize, the making of any offer of shares in circumstances in which an obligation arises for the Company or the underwriters to publish a prospectus for such offer.

For the purpose of the above provisions, the expression “an offer to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe the shares, as the same may be varied in the Relevant Member State by any measure implementing the Prospectus Directive in the Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/EC (including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member States) and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

Notice to Prospective Investors in the United Kingdom

In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). This document must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this document relates is only available to, and will be engaged in with, relevant persons.

Notice to Prospective Investors in Switzerland

The shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, the Company, the shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of shares will not be supervised by, the Swiss Financial Market Supervisory Authority (“FINMA”), and the offer of shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of shares.

Notice to Prospective Investors in the Dubai International Financial Centre

This prospectus supplement relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus supplement is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for the prospectus supplement. The shares to which this prospectus supplement relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares offered should conduct their own due diligence on the shares. If you do not understand the contents of this prospectus supplement you should consult an authorized financial advisor.

Notice to Prospective Investors in Australia

No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission (“ASIC”), in relation to the offering. This prospectus does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the “Corporations Act”), and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

Any offer in Australia of the shares may only be made to persons (the “Exempt Investors”) who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the shares without disclosure to investors under Chapter 6D of the Corporations Act.

The shares applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring shares must observe such Australian on-sale restrictions.

This prospectus contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

Notice to Prospective Investors in Hong Kong

The shares have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the shares has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Notice to Prospective Investors in Japan

The shares have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) and, accordingly, will not be offered or sold, directly or indirectly, in Japan, or for the benefit of any Japanese Person or to others for re-offering or resale, directly or indirectly, in Japan or to any Japanese Person, except in compliance with all applicable laws, regulations and ministerial guidelines promulgated by relevant Japanese governmental or regulatory authorities in effect at the relevant time. For the purposes of this paragraph, “Japanese Person” shall mean any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

Notice to Prospective Investors in Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275, of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(a)	a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the shares pursuant to an offer made under Section 275 of the SFA except:

(a)	to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;
(b)	where no consideration is or will be given for the transfer;
(c)	where the transfer is by operation of law;
(d)	as specified in Section 276(7) of the SFA; or
(e)	as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

LEGAL MATTERS

The legality of the shares of common stock offered hereby will be passed upon for us by Timothy P. Olson, our Senior Corporate Counsel and Corporate Secretary, who owns less than 1% of our outstanding common stock. Certain other legal matters will be passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York. Certain legal matters will be passed upon for the underwriters by Davis Polk & Wardwell LLP, New York, New York.

EXPERTS

The consolidated financial statements, and the related financial statement schedules, incorporated in this Prospectus by reference from the Company's Annual Report on Form 10-K, and the effectiveness of NorthWestern Corporation’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements and financial statement schedules have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports and other information with the SEC under the Exchange Act (Commission File No. 1-10499). Such reports and other information can be inspected at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of these documents at prescribed rates from the Public Reference Section of the SEC at its Washington, D.C. address. Please call the SEC at 1-800-SEC-0330 for further information. Our filings are also available to the public at the SEC’s website at http://www.sec.gov. In addition, documents filed by us can be inspected at the offices of The New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005. We maintain an Internet website at http://www.northwesternenergy.com. On the Investor Relations page of that site, we provide access to our SEC filings free of charge as soon as reasonably practicable after filing with the SEC. The information on our Internet website is not incorporated into this prospectus supplement or the accompanying prospectus by reference and you should not consider it a part of this prospectus supplement or the accompanying prospectus.

We are “incorporating by reference” important business, financial and other information about us into this prospectus. This means that we are disclosing important information to you by referring you to another document filed separately with the SEC that is not delivered with this prospectus. The information incorporated by reference is considered to be part of this prospectus. Information that we file with the SEC after the date of this prospectus and prior to the completion of the offering will automatically modify and supersede the information included or incorporated by reference in this prospectus to the extent that the subsequently filed information modifies or supersedes the existing information. We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act until this offering is completed (other than information furnished under Items 2.02 or 7.01 of any Form 8-K, which is not deemed filed under the Exchange Act):

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2013;
•	our Quarterly Reports on Form 10-Q for the periods ended March 31, 2014, June 30, 2014, and September 30, 2014;
•	our Definitive Proxy Statement on Schedule 14A, filed on March 7, 2014 (solely to the extent incorporated by reference into Part III of our Annual Report on Form 10-K for the year ended December 31, 2013);
•	our Current Reports on Form 8-K filed on February 24, 2014, April 29, 2014, September 10, 2014 (Item 8.01 only), and October 6, 2014; and
•	the description of our common stock contained in our Registration Statement on Form 8-A filed on April 3, 2008, including all amendments and reports filed for purpose of updating such description.

You may request a copy of any of these filings, other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing, at no cost, by writing or telephoning us at the following address and telephone number:

Corporate Secretary
NorthWestern Corporation
3010 W. 69th St.
Sioux Falls, South Dakota 57108
(605) 978-2900

PROSPECTUS

First Mortgage Bonds, Preferred Stock, Depositary Shares
Representing Preferred Stock and Common Stock

We may offer from time to time any combination of the securities described in this prospectus in one or more offerings and in amounts and at prices authorized from time to time. We will provide the specific terms of our securities, including their offering prices, in one or more supplements to this prospectus. Each supplement may also add, update or change information contained in this prospectus. This prospectus may not be used to sell securities unless accompanied by a prospectus supplement. You should read this prospectus and any supplements carefully before you invest.

Our common stock is quoted on the New York Stock Exchange under the ticker symbol “NWE.” On February 10, 2012, the closing price of our common stock on the New York Stock Exchange was $34.77 per share.

To read about certain factors you should consider before investing in the securities being offered, see “Risk Factors” on page 3 and the discussion of risk factors, if any, discussed in the accompanying prospectus supplement, as well as the risk factors contained in our annual, quarterly and current reports filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934, which are incorporated by reference into this prospectus.

Our principal executive offices are located at NorthWestern Corporation, 3010 W. 69th Street, Sioux Falls, South Dakota 57108, and our telephone number is (605) 978-2900.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is February 17, 2012.

i

ABOUT THIS PROSPECTUS

Unless the context requires otherwise, references to “we,” “us,” “our,” “NorthWestern Corporation,” “NorthWestern Energy,” and “NorthWestern” refer specifically to NorthWestern Corporation and its subsidiaries.

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission (“SEC”) utilizing a “shelf” registration, or continuous offering, process. Under this shelf registration process, we may offer and sell, from time to time, any combination of the securities described in this prospectus in one or more offerings. The registration statement is unlimited to the amount of securities that may be registered. The actual amount of securities being offered and sold will be disclosed in a prospectus supplement filed at the time of the applicable offering.

This prospectus provides you with a general description of the securities that we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. Material United States federal income tax considerations applicable to the offered securities will be discussed in the applicable prospectus supplement, if necessary. The prospectus supplement also may add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information About Us” and “Incorporation by Reference.”

For more detailed information about the securities, you can read the exhibits to the registration statement of which this prospectus is a part. Those exhibits have been either filed with the registration statement or incorporated by reference from our SEC filings.

WHERE YOU CAN FIND MORE INFORMATION ABOUT US

This prospectus is part of a registration statement on Form S-3 that we filed with the SEC. As described below, you may obtain from the SEC a copy of the registration statement and exhibits that we filed with the SEC when we registered the securities. The registration statement may contain additional information that may be important to you. Statements made in this prospectus and in any prospectus supplement about legal documents may not necessarily be complete, and you should read the documents that are filed as exhibits to the registration statement or otherwise filed with the SEC.

We also file annual, quarterly and periodic reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. Our SEC filings are also available to the public on the SEC’s website (http://www.sec.gov) or on our website (http://www.northwesternenergy.com). However, the information on our website does not constitute a part of this prospectus.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” information in documents that we file with the SEC, which means that we may disclose important information to you by referring you to those documents in this prospectus. The information incorporated by reference is an important part of this prospectus.

The following documents have been filed with the SEC pursuant to the Securities Exchange Act of 1934, as amended, and are incorporated in this prospectus by reference and made a part of this prospectus.

•	Annual Report on Form 10-K for the year ended December 31, 2011; and
•	Form 8-A filed on April 3, 2008.

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in the prospectus but not delivered with the prospectus. You may request a copy of these documents, at no cost to you, by writing or calling Investor Relations, NorthWestern Corporation, 3010 W. 69th Street, Sioux Falls, South Dakota 57108, telephone (605) 978-2900.

All documents that we file with the SEC pursuant to Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended, subsequent to the date of this prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference in this prospectus and made a part of this prospectus from the date of filing of such documents; provided, however, that we are not incorporating any information furnished under Item 2.02 or

7.01 of any current report on Form 8-K unless specifically stated otherwise. Any statement in a document incorporated by reference into this prospectus will be deemed to be modified or superseded to the extent a statement contained in this prospectus, any prospectus supplement or any subsequently filed document that is incorporated by reference into this prospectus modifies or supersedes such statement. Any statement in this prospectus will be deemed to be modified or superseded to the extent a statement contained in any prospectus supplement or any subsequently filed document that is incorporated by reference into this prospectus modifies or supersedes such statement.

You should rely only on the information contained or incorporated by reference in this prospectus and any prospectus supplement or any free writing prospectus that we provide to you. We have not, and any underwriters, agents or dealers have not, authorized anyone else to provide you with different information. We are not, and any underwriters, agents or dealers are not, making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in this prospectus and any prospectus supplement or any free writing prospectus that we provide to you is accurate as of any date other than the date on the front of such document or that the information incorporated by reference in this prospectus is accurate as of any date other than the date of such document incorporated by reference.

FORWARD-LOOKING STATEMENTS

On one or more occasions, we may make statements in this prospectus, any prospectus supplement or the documents incorporated by reference regarding our assumptions, projections, expectations, targets, intentions or beliefs about future events. All statements other than statements of historical facts included or incorporated by reference in this prospectus or any prospectus supplement relating to management’s current expectations of future financial performance, continued growth, changes in economic conditions or capital markets and changes in customer usage patterns and preferences are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.

Words or phrases such as “anticipates,” “may,” “will,” “should,” “believes,” “estimates,” “expects,” “intends,” “plans,” “predicts,” “projects,” “targets,” “will likely result,” “will continue” or similar expressions identify forward-looking statements. Forward-looking statements involve risks and uncertainties that could cause actual results or outcomes to differ materially from those expressed. We caution that while we make such statements in good faith and believe such statements are based on reasonable assumptions, including without limitation, management’s examination of historical operating trends, data contained in records and other data available from third parties, we cannot assure you that we will achieve our projections. Factors that may cause such differences include, but are not limited to:

•	potential adverse federal, state, or local legislation or regulation, including costs of compliance with existing and future environmental requirements, as well as adverse determinations by regulators, could have a material adverse effect on our liquidity, results of operations and financial condition;
•	we have capitalized approximately $20.9 million in preliminary survey and investigative costs related to our proposed Mountain States Transmission Intertie transmission project. If our efforts to complete this project are not successful we may have to write-off all or a portion of these costs which could have a material adverse effect on our results of operations;
•	changes in availability of trade credit, creditworthiness of counterparties, usage, commodity prices, fuel supply costs or availability due to higher demand, shortages, weather conditions, transportation problems or other developments, may reduce revenues or may increase operating costs, each of which could adversely affect our liquidity and results of operations;
•	unscheduled generation outages or forced reductions in output, maintenance or repairs, which may reduce revenues and increase cost of sales or may require additional capital expenditures or other increased operating costs; and
•	adverse changes in general economic and competitive conditions in the U.S. financial markets and in our service territories.

We have attempted to identify, in context, certain of the factors that we believe may cause actual future experience and results to differ materially from our current expectation regarding the relevant matter or subject area. In addition to the items specifically discussed above, our business and results of operations are subject to the uncertainties described under the caption “Risk Factors” in our annual report on Form 10-K for the fiscal year ended December 31, 2011.

From time to time, oral or written forward-looking statements are also included in our annual, quarterly and current reports and proxy statements filed with the SEC, press releases, analyst and investor conference calls, and other communications released to the public. We believe that at the time made, the expectations reflected in all of these forward-looking statements are and will be reasonable. However, any or all of the forward-looking statements in this prospectus, any prospectus supplement, our annual, quarterly and current reports and proxy statements filed with the SEC and any other public statements that are made by us may prove to be incorrect. This may occur as a result of assumptions that turn out to be inaccurate or as a consequence of known or unknown risks and uncertainties. Many factors discussed in this prospectus and any prospectus supplement, certain of which are beyond our control, will be important in determining our future performance. Consequently, actual results may differ materially from those that might be anticipated from forward-looking statements. In light of these and other uncertainties, you should not regard the inclusion of any of our forward-looking statements in this prospectus, any prospectus supplement or other public communications as a representation by us that our plans and objectives will be achieved, and you should not place undue reliance on such forward-looking statements.

We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. However, your attention is directed to any further disclosures made on related subjects in our subsequent annual, quarterly and current reports and proxy statements filed with the SEC.

RISK FACTORS

Investing in our securities involves certain risks. You are urged to carefully read and consider the risk factors relating to an investment in our securities described in our annual, quarterly and current reports filed with the SEC under the Securities Exchange Act of 1934, which are incorporated by reference into this prospectus. Before making an investment decision, you should carefully consider these risks, as well as any other information that we include or incorporate by reference in this prospectus and any prospectus supplement. The prospectus supplement applicable to each type or series of securities we offer may contain a discussion of additional risks applicable to an investment in our securities and the particular type of securities we are offering under that prospectus supplement.

NORTHWESTERN CORPORATION

NorthWestern Corporation, doing business as NorthWestern Energy, provides electricity and natural gas to approximately 668,300 customers in Montana, South Dakota and Nebraska. We have generated and distributed electricity in South Dakota and distributed natural gas in South Dakota and Nebraska since 1923 and have generated and distributed electricity and distributed natural gas in Montana since 2002.

We were incorporated in Delaware in November 1923. Our principal office is located at 3010 West 69th Street, Sioux Falls, South Dakota 57108, and our telephone number is 605-978-2900. We maintain an Internet site at http://www.northwesternenergy.com, which contains information concerning us. Our Internet site and the information contained therein or connected thereto are not intended to be incorporated into this prospectus and should not be considered a part of this prospectus.

Ratio Of Earnings To Fixed Charges

	Year Ended December 31,
	2011	2010	2009	2008	2007
Ratio of earnings to fixed charges(1)	2.5	2.5	2.3	2.7	2.4

(1)	No shares of our preferred stock were outstanding during the years ended December 31, 2011, 2010, 2009, 2008, and 2007. Accordingly, the ratios of earnings to fixed charges and preferred dividends are not separately stated from the ratios of earnings to fixed charges for the periods listed above.

USE OF PROCEEDS

Except as may otherwise be set forth in the applicable prospectus supplement, the net proceeds from the sale of the securities will be added to our general funds and may be used for funding capital requirements, for the refunding of outstanding debt obligations, for corporate development purposes (including the potential acquisition of businesses and/or business assets), and for other general business purposes. The specific use of the net proceeds of a particular offering of securities will be described in the applicable prospectus supplement.

DESCRIPTION OF FIRST MORTGAGE BONDS

The following description sets forth the general terms and provisions of certain first mortgage bonds that we may offer by this prospectus. We will describe the particular terms of any first mortgage bonds, and provisions that vary from those described below, in one or more prospectus supplements. Our first mortgage bonds will be represented either by global securities registered in the name of The Depository Trust Company (“DTC”), as depository (“Depository”), or its nominee, or by securities in certificated form issued to the registered owners, as described in the applicable prospectus supplement. See “—Book-Entry System” below.

Description of Nebraska and South Dakota Mortgage Bonds

The Nebraska and South Dakota Mortgage Bonds will be bonds, notes or other evidences of indebtedness authenticated and delivered under a General Mortgage Indenture and Deed of Trust, dated as of August 1, 1993, between NorthWestern and The Bank of New York Mellon (successor to JPMorgan Chase Bank, N.A. (successor by merger to The Chase Manhattan Bank (National Association))), as trustee (the “SD Bond Trustee”). In this prospectus, we refer to this General Mortgage and Deed of Trust, as supplemented by various supplemental indentures, as the “SD Mortgage.” A copy of the SD Mortgage, as supplemented to date, has been incorporated by reference to the registration statement of which this prospectus forms a part, and the supplemental indenture relating to any series of SD Mortgage Bonds will be filed as an exhibit to or incorporated by reference in the registration statement at or prior to the time of issuance of that series of SD Mortgage Bonds.

The following description is a summary of the material provisions of the SD Mortgage and the SD Mortgage Bonds. This summary does not purport to be complete and does not restate the SD Mortgage in its entirety. This summary is subject to, and qualified in its entirety by, reference to the provisions of the SD Mortgage. We urge you to read the SD Mortgage because it, and not this description, defines your rights as a holder of the bonds. Certain defined terms used in this description but not defined below have the meanings assigned to them in the SD Mortgage. Whenever particular provisions or defined terms in the SD Mortgage are referred to, such provisions or defined terms are incorporated by reference herein. References to article and section numbers in this description of the SD Mortgage Bonds, unless otherwise indicated, are references to article and section numbers of the General Mortgage Indenture and Deed of Trust, dated as of August 1, 1993. For purposes of this Description of the SD Mortgage Bonds, references to NorthWestern refer to NorthWestern only and not to its subsidiaries.

    General

The maximum principal amount of SD Mortgage Bonds which may be issued under the SD Mortgage is limited to $500,000,000, but NorthWestern and the SD Bond Trustee may enter into supplemental indentures to increase that amount without the consent of the holders of outstanding SD Mortgage Bonds. As of February 17, 2012, there were outstanding (i) $55 million of 6.05% Series SD Mortgage Bonds due 2018, and (ii) $64 million of 5.01% Series SD Mortgage Bonds due 2025. Additional Mortgage Bonds may be issued under the SD Mortgage on the basis of property additions, retired bonds and cash. See “Issuance of Additional SD Mortgage Bonds” below.

If NorthWestern uses this prospectus to offer any SD Mortgage Bonds, an accompanying prospectus supplement will describe, among other things, the following terms of the SD Mortgage Bonds being offered:

•	the title (series designation);
•	any limit upon aggregate principal amount;
•	the principal repayment dates;
•	the interest rates and the date interest begins to accrue (or the method of determining them) and the basis for calculating interest;
•	the place or places for payment;
•	the dates on which we will pay interest and the record dates for such interest payments;
•	the basis for issuance;
•	the terms and conditions of optional redemption, if any, including periods, dates and prices;
•	the terms and conditions of mandatory or sinking fund redemption, including periods, dates and prices;
•	the denominations;

•	the currency or currencies in which payment of the bonds shall be payable; and
•	any other terms of such series.

While the SD Mortgage requires NorthWestern to maintain the mortgaged property, it does not contain any provisions for a maintenance or sinking fund and, except as may be provided in a supplemental indenture and described in the applicable prospectus supplement, there will be no provisions for any such funds for the SD Mortgage Bonds.

SD Mortgage Bonds may be issued as discount bonds, which may be sold at a discount below their principal amount. These SD Mortgage Bonds, as well as other SD Mortgage Bonds that are not issued at a discount below their principal amount, may be deemed to have been issued with “original issue discount” for United States federal income tax purposes. The applicable prospectus supplement will describe any special United States federal income tax considerations applicable to SD Mortgage Bonds issued with original issue discount, including discount bonds. In addition, the applicable prospectus supplement will describe any special United States federal income tax considerations or other restrictions or terms applicable to any series of SD Mortgage Bonds that is issuable in bearer form, offered exclusively to United States aliens, denominated in a currency other than United States dollars or having other special characteristics.

Other than the security afforded by the lien of the SD Mortgage and the restrictions on the issuance of additional SD Mortgage Bonds, the holders of the outstanding SD Mortgage Bonds do not, and unless the prospectus supplement that describes a particular series of SD Mortgage Bonds provides otherwise with respect to that series, the holders of any SD Mortgage Bonds to be offered by this prospectus will not, have protection in the event of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction involving NorthWestern. See “Consolidation, Merger, Conveyance, Transfer or Lease” below.

    Redemption of the SD Mortgage Bonds

If the series of SD Mortgage Bonds being offered is subject to optional or mandatory redemption, these terms will be described in the applicable prospectus supplement. Except as otherwise provided in the applicable prospectus supplement with respect to SD Mortgage Bonds redeemable at the option of the holder, SD Mortgage Bonds will be redeemable only upon notice by mail not less than 30 days prior to the date fixed for redemption, and, if less than all the SD Mortgage Bonds of a series, or any tranche thereof, are to be redeemed, the particular SD Mortgage Bonds to be redeemed will be selected by such method as shall be provided for the particular series or tranche, or in the absence of any such provision, by such method as the bond registrar deems fair and appropriate. (See Sections 5.03 and 5.04.)

Any notice of redemption at the option of NorthWestern may state that the redemption will be conditioned upon receipt by the SD Bond Trustee, on or prior to the date fixed for redemption, of money sufficient to pay the principal of and any premium and interest on the SD Mortgage Bonds being redeemed. In that event, if the required amount of money has not been so received, then the notice of redemption will be of no force and effect and NorthWestern will not be required to redeem the SD Mortgage Bonds. (See Section 5.04.)

    Security

Except as discussed below, SD Mortgage Bonds to be issued pursuant to this prospectus will be secured equally and ratably with all of our other outstanding SD Mortgage Bonds by a valid first mortgage lien of the SD Mortgage on NorthWestern’s properties used in the generation, production, transmission or distribution of electricity or the distribution of gas in any form and for any purpose in the States of South Dakota and Nebraska, together with the properties owned by NorthWestern as of August 1, 1993 located in the States of North Dakota and Iowa (which consist principally of shared ownership interests in electric generating facilities). Unless NorthWestern otherwise elects, the lien of the SD Mortgage does not extend to any properties that NorthWestern acquired in the States of North Dakota and Iowa after August 1, 1993.

Without the consent of the holders of any SD Mortgage Bonds, NorthWestern and the SD Bond Trustee may enter into supplemental indentures to extend the lien of the SD Mortgage to additional property, whether or not used in NorthWestern’s electric or gas utility businesses, including property which would otherwise be excepted from the SD Mortgage lien. (See Section 14.01.) This additional property, so long as it would otherwise constitute “Property Additions” (as described below), would then be available as a basis for the issuance of SD Mortgage Bonds. See “Issuance of Additional SD Mortgage Bonds” below.

The SD Mortgage contains provisions subjecting after-acquired property to the lien of the SD Mortgage. These provisions are limited in the case of consolidation or merger (whether or not NorthWestern is the surviving corporation) or sale of substantially all of NorthWestern’s assets. In the event NorthWestern consolidates, merges or transfers all the SD Mortgaged Property as or substantially as an entirety, the SD Mortgage lien will only be required to extend to properties acquired by the successor corporation from NorthWestern in or as a result of the transaction, together with improvements, extensions and additions to those properties and renewals, replacements and substitutions of or for any part or parts of those properties. See Article Thirteen of the General Mortgage Indenture and Deed of Trust and “Consolidation, Merger, Conveyance, Transfer or Lease” below. In addition, after-acquired property may be subject to vendors’ liens, purchase money mortgages and other liens thereon at the time of acquisition.

The SD Mortgage provides that the SD Bond Trustee will have a lien, prior to the lien on behalf of the holders of SD Mortgage Bonds, upon the mortgaged property (including any money collected as proceeds of the mortgaged property), for the payment of its reasonable compensation and expenses and for indemnity against certain liabilities. (See Section 11.07.)

    Excepted Property

The following, among other things, are excepted from the lien of the SD Mortgage:

•	cash and securities not paid to, deposited with or held by the SD Bond Trustee under the SD Mortgage;
•	contracts, leases and other agreements of all kinds, contract rights, bills, notes and other instruments, accounts receivable, claims, intellectual property rights and other general intangibles;
•	permits, licenses and franchises;
•	automobiles, other vehicles, movable equipment, aircraft and vessels;
•	goods, wares and merchandise held for sale in the ordinary course of business or for use by or for the benefit of NorthWestern;
•	fuel, materials, supplies and other personal property consumable in the operations of NorthWestern’s business;
•	computers, machinery and equipment;
•	coal, ore, gas, oil, minerals and timber mined or extracted from the land;
•	gas transmission lines connecting wells with main or branch trunk lines or field gathering lines connecting wells with main or branch trunk lines;
•	electric energy, gas, steam, water and other products generated, produced or purchased;
•	leasehold interests; and
•	books and records.

(See Granting Clauses.)

    Permitted Liens

The lien of the SD Mortgage is subject to permitted liens, including:

•	tax liens and other governmental charges which are not delinquent and which are being contested;
•	construction and materialmen’s liens;
•	judgment liens, easements, reservations and rights of others (including governmental entities) in, and defects of title in, property of NorthWestern;
•	leasehold interests;
•	liens on NorthWestern’s pollution control and sewage and solid waste facilities in connection with the issuance of pollution control revenue bonds; and
•	other liens and encumbrances.

(See Section 1.01.)

    Issuance of Additional SD Mortgage Bonds

General.    The maximum principal amount of SD Mortgage Bonds which may be issued under the SD Mortgage is limited to $500,000,000, but NorthWestern and the SD Bond Trustee may enter into supplemental indentures to increase that amount without the consent of the holders of any SD Mortgage Bonds. (See Sections 3.01 and 14.01.) SD Mortgage Bonds of any series may be issued from time to time under Article Four of the General Mortgage Indenture and Deed of Trust on the basis of, and in an aggregate principal amount not exceeding, the sum of the following:

(1)	75% of the cost or fair value (whichever is less) of Property Additions which do not constitute “bonded” Property Additions, after specified deductions and additions, primarily including adjustments to offset property retirements. “Bonded” Property Additions are those that have been made the basis of the authentication and delivery of SD Mortgage Bonds, the release of SD Mortgaged Property or cash withdrawals.
(2)	The aggregate principal amount of SD Mortgage Bonds no longer outstanding under the SD Mortgage, including SD Mortgage Bonds deposited under any sinking or analogous funds, which have not been used for other purposes under the SD Mortgage and which are not to be paid, redeemed or otherwise retired by the application of funded cash.
(3)	Any cash deposited with the SD Bond Trustee.

Net Earnings Test.    In general, NorthWestern may not issue SD Mortgage Bonds unless its Adjusted Net Earnings (as described below) for 12 consecutive months within the preceding 18 months were at least one and three-fourths times the Annual Interest Requirements on all SD Mortgage Bonds then outstanding or applied for, and all other indebtedness secured by a lien prior to the lien of the SD Mortgage, except that this net earnings test does not apply if the additional SD Mortgage Bonds to be issued have no stated interest rate prior to maturity. While any SD Mortgage Bonds remain outstanding, if Adjusted Net Earnings of NorthWestern, calculated on an allocated basis taking into account only the portions of the items otherwise included in the calculation of Adjusted Net Earnings that are reasonably allocated to or from the SD Mortgaged Property, are less than Adjusted Net Earnings of NorthWestern calculated without such allocation, the lesser Adjusted Net Earnings amount is required to be used for purposes of the Net Earnings Test. NorthWestern is not required to satisfy the net earnings requirement prior to issuing SD Mortgage Bonds in replacement of retired SD Mortgage Bonds unless the stated maturity of the retired SD Mortgage Bonds is more than five years after the date NorthWestern proposes to replace them and the stated interest rate, if any, on the retired SD Mortgage Bonds immediately prior to maturity is less than the initial stated interest rate, if any, on the replacement SD Mortgage Bonds. (See Section 1.03, as amended by various supplemental indentures and Article Four.)

Adjusted Net Earnings are calculated before, among other things, provisions for income taxes; depreciation or amortization of property; interest on any indebtedness and amortization of debt discount and expense; any non-recurring charge to income (including the recognition of expense or impairment due to the non-recoverability of assets or expense), whether or not recorded as a non-recurring item in NorthWestern’s books of account; and any refund of revenues previously collected or accrued by NorthWestern subject to possible refund. With respect to SD Mortgage Bonds of a series subject to a periodic offering (such as a medium-term note program), the SD Bond Trustee will be entitled to receive a certificate evidencing compliance with the net earnings requirements only once, at or prior to the time of the first authentication and delivery of the SD Mortgage Bonds of the series (unless NorthWestern’s order requesting the authentication and delivery of SD Mortgage Bonds is delivered on or after the date which is two years after the most recent net earnings certificate was delivered, in which case an updated certificate would be required to be delivered). (See Sections 1.03 and 4.01.)

    Property Additions

Property Additions generally include any property which is owned by NorthWestern and is subject to the lien of the SD Mortgage, except any property the cost of acquisition or construction of which is properly chargeable to an operating expense account of NorthWestern. (See Section 1.04.)

    Release of Property

NorthWestern may obtain the release from the lien of the SD Mortgage of any SD Mortgaged Property if the fair value of all of the SD Mortgaged Property (excluding the SD Mortgaged Property to be released but including any SD Mortgaged Property to be acquired by NorthWestern with the proceeds of, or otherwise in connection with, such release) equals or exceeds an amount equal to 133% of the aggregate principal amount of SD Mortgage Bonds outstanding.

The SD Mortgage provides simplified procedures for the release of minor properties and property taken by eminent domain and provides for dispositions of obsolete property and grants of surrender of certain rights without any release or consent by the SD Bond Trustee.

If any property released from the lien of the SD Mortgage continues to be owned by NorthWestern, the SD Mortgage will not become a lien on any improvement, extension or addition to the property or renewals, replacements or substitutions of or for any part or parts of the property. (See Article Eight.)

    Withdrawal of Cash

Subject to certain limitations, NorthWestern may withdraw cash held by the SD Bond Trustee to the extent of the cost or fair value (whichever is less) of unbonded Property Additions, after deductions and additions primarily including adjustments to offset retirements. Alternatively, NorthWestern may withdraw cash held by the SD Bond Trustee in an amount equal to 133% of the aggregate principal amount of SD Mortgage Bonds that NorthWestern would be entitled to issue on the basis of retired SD Mortgage Bonds (with any withdrawal being in lieu of the issuance of those bonds), or in an amount equal to 133% of the aggregate principal amount of any outstanding SD Mortgage Bonds delivered to the SD Bond Trustee. In addition, the SD Bond Trustee may, upon the request of NorthWestern, use cash to purchase SD Mortgage Bonds (at prices not exceeding 133% of the principal amount thereof) or to redeem or pay at stated maturity SD Mortgage Bonds, with any SD Mortgage Bonds received by the SD Bond Trustee pursuant to these provisions being canceled by the SD Bond Trustee. (See Section 8.06.) Notwithstanding the foregoing, cash deposited with the SD Bond Trustee as the basis for authentication and delivery of SD Mortgage Bonds may only be withdrawn in an amount equal to the aggregate principal amount of SD Mortgage Bonds NorthWestern would be entitled to issue on any basis (with any withdrawal being in lieu of the issuance of those bonds), or may, upon the request of NorthWestern, be used to purchase, redeem or pay SD Mortgage Bonds at prices not exceeding, in the aggregate, the principal amount thereof. (See Sections 4.05 and 7.02.)

    Consolidation, Merger, Conveyance, Transfer or Lease

NorthWestern may not consolidate with or merge into any other corporation or convey, transfer or lease the SD Mortgaged Property as or substantially as an entirety to any person unless the transaction is on terms that will fully preserve the lien and security of the SD Mortgage and the rights and powers of the SD Bond Trustee and the holders of SD Mortgage Bonds, and the successor corporation or person is organized and existing under the laws of the United States of America or any state or territory thereof or the District of Columbia, and executes and delivers to the SD Bond Trustee a supplemental indenture. This supplemental indenture must contain an assumption by the successor corporation or person of the due and punctual payment of the principal of and any premium and interest on the SD Mortgage Bonds and the performance of all of the covenants of NorthWestern under the SD Mortgage and contain a grant, conveyance, transfer and mortgage by the successor corporation or person confirming the lien of the SD Mortgage on the SD Mortgaged Property and subjecting to the lien all property thereafter acquired which constitutes an improvement, extension or addition to the SD Mortgaged Property or a renewal, replacement or substitution of or for any part thereof. At the election of the successor corporation or person, the supplemental indenture may contain a provision subjecting to the lien of the SD Mortgage any other property then owned or thereafter acquired by the successor as it may specify. In the case of a lease of the SD Mortgaged Property, the lease will be made expressly subject to termination by NorthWestern or the SD Bond Trustee at any time during the continuance of an event of default under the SD Mortgage. (See Section 13.01.)

The SD Mortgage does not contain provisions requiring the repurchase of the SD Mortgage Bonds upon the change in control of NorthWestern.

    Modification of SD Mortgage

Modifications Without Consent.    Without the consent of the holders of any SD Mortgage Bonds, NorthWestern and the SD Bond Trustee may enter into one or more supplemental indentures for any of the following purposes:

•	to evidence the succession of another person to NorthWestern and the assumption by any successor of the covenants of NorthWestern in the SD Mortgage and in the SD Mortgage Bonds;

•	to add one or more covenants of NorthWestern or other provisions for the benefit of all holders of SD Mortgage Bonds or for the benefit of the holders of, or to remain in effect only so long as there are outstanding, SD Mortgage Bonds of one or more specified series, or one or more tranches thereof, or to surrender any right or power conferred upon NorthWestern by the SD Mortgage;
•	to correct or amplify the description of any property subject to the lien of the SD Mortgage, or better to assure, convey and confirm to the SD Bond Trustee any property subject or required to be subjected to the lien of the SD Mortgage, or to subject to the lien of the SD Mortgage additional property;
•	to convey, transfer and assign to the SD Bond Trustee, and to subject to the lien of the SD Mortgage, property of subsidiaries of NorthWestern which is or will be used for one or more of the primary purposes of NorthWestern’s business;
•	to change or eliminate any provision of the SD Mortgage or to add any new provision to the SD Mortgage, provided that any change, elimination or addition that adversely affects the interests of the holders of any series or tranche of SD Mortgage Bonds in any material respect will not become effective with respect to that series or tranche;
•	to establish the form or terms of the SD Mortgage Bonds of any series or tranche as permitted by the SD Mortgage;
•	to provide for the authentication and delivery of bearer securities and coupons representing interest, if any, thereon and for the procedures for the registration, exchange, replacement and voting of bearer securities and related matters;
•	to evidence and provide for the acceptance of appointment by a successor trustee or by a co-trustee or separate trustee;
•	to provide the procedures required for a non-certificated system of registration for all, or any series or tranche of, the SD Mortgage Bonds;
•	to change any place where (1) payments on the SD Mortgage Bonds of any series or tranche will be made, (2) the SD Mortgage Bonds of any series or tranche may be surrendered for registration of transfer or for exchange or (3) notices and demands to or upon NorthWestern in respect of the SD Mortgage Bonds of any series or tranche and the SD Mortgage may be served;
•	to cure any ambiguity in the SD Mortgage, to correct or supplement any provision which may be defective or inconsistent with any other provision in the SD Mortgage, or to make any other changes and additions with respect to matters and questions arising under the SD Mortgage, so long as such other changes or additions do not adversely affect the interests of the holders of SD Mortgage Bonds of any series or tranche in any material respect;
•	to reflect changes in generally accepted accounting principles;
•	to provide the terms and conditions of the exchange or conversion, at the option of the holders of SD Mortgage Bonds of any series, of those SD Mortgage Bonds for or into SD Mortgage Bonds of another series or stock or other securities of NorthWestern or any other corporation;
•	to change the words “SD Mortgage Bonds” to “First SD Mortgage Bonds” in the descriptive title of all outstanding SD Mortgage Bonds at any time;
•	to comply with the rules or regulations of any national securities exchange on which any of the SD Mortgage Bonds may be listed; or
•	to increase the aggregate principal amount of SD Mortgage Bonds that may be authenticated and delivered under the SD Mortgage.

(See Section 14.01.)

Without limiting the generality of the foregoing, if the Trust Indenture Act is amended in such a way as to require changes to the SD Mortgage or to permit changes to, or the elimination of, provisions which the Trust Indenture Act previously required to be contained in the SD Mortgage, NorthWestern and the SD Bond Trustee may, without the consent of the holders of any SD Mortgage Bonds, enter into one or more supplemental indentures to evidence or effect that amendment. (See Sections 14.01.)

Modifications Requiring Consent.    Except as provided above, the SD Mortgage may not be amended or supplemented without bond holder approval. In most instances, the holders of not less than a majority in aggregate principal amount of the outstanding SD Mortgage Bonds of all series or tranches that are affected by the proposed supplemental indenture, considered as one class, is sufficient to approve a supplemental indenture. However, a supplemental indenture that does any of the following must be approved by each holder of the outstanding SD Mortgage Bonds that would be directly affected:

•	changes the stated maturity of the principal of, or any installment of principal of or interest on, any SD Mortgage Bond;
•	reduces the principal amount of any SD Mortgage Bond or the rate of interest thereon (or the amount of any installment of interest thereon) or changes the method of calculating such rate or reduces any premium payable upon the redemption thereof, or reduces the amount of the principal of a discount bond that would be due and payable upon a declaration of acceleration of maturity or changes the coin or currency (or other property) in which any SD Mortgage Bond or any premium or the interest thereon is payable;
•	impairs the right to institute suit for the enforcement of any such payment on or after the stated maturity thereof (or, in the case of redemption, on or after the redemption date);
•	permits the creation of any lien ranking prior to the lien of the SD Mortgage with respect to all or substantially all of the SD Mortgaged Property or terminates the lien of the SD Mortgage on all or substantially all of the SD Mortgaged Property, or deprives a holder of the benefit of the security of the lien of the SD Mortgage;
•	reduces the percentage in principal amount of the outstanding SD Mortgage Bonds of such series or tranche, the consent of the holders of which is required to enter into any supplemental indenture or to waive compliance with any provision of the SD Mortgage or any default thereunder and its consequences, or reduces the requirements for quorum or voting; or
•	modifies certain of the provisions of the SD Mortgage relating to supplemental indentures, waiver of certain covenants and waivers of past defaults.

A supplemental indenture which changes or eliminates any covenant or other provision of the SD Mortgage which has expressly been included solely for the benefit of the holders of, or which is to remain in effect only so long as there are outstanding, SD Mortgage Bonds of one or more specified series, or one or more tranches thereof, or modifies the rights of the holders of SD Mortgage Bonds of those series or tranches with respect to that covenant or other provision, will be deemed not to affect the rights under the SD Mortgage of the holders of the SD Mortgage Bonds of any other series or tranche. (See Section 14.02.)

    Waiver

The holders of at least a majority in aggregate principal amount of all SD Mortgage Bonds may waive NorthWestern’s obligations to comply with covenants requiring it to maintain its corporate existence and properties, pay taxes and discharge liens, maintain insurance and make filings necessary to protect the security of the holders of SD Mortgage Bonds and the rights of the SD Bond Trustee, provided that the waiver occurs before the time for such compliance is required. The holders of at least a majority in aggregate principal amount of outstanding SD Mortgage Bonds of all affected series or tranches, considered as one class, may waive, before the time for such compliance, compliance with NorthWestern’s obligation to maintain an office or agency where SD Mortgage Bonds of those series or tranches may be surrendered for payment, registration, transfer or exchange, and compliance with any other covenant specified in a supplemental indenture respecting those series or tranches. (See Section 6.09.)

    Events of Default

Each of the following events constitutes an “Event of Default” under the SD Mortgage:

•	failure to pay interest on any SD Mortgage Bond within 60 days after it becomes due;
•	failure to pay principal of or premium, if any, on any SD Mortgage Bond within 15 days after its maturity;
•	failure to perform or breach of any covenant or warranty of NorthWestern in the SD Mortgage (other than a covenant to pay interest, principal or premium with respect to any SD Mortgage Bond) for a period of 60 days after NorthWestern receives a notice of default, subject to extension as described below; or
•	Specified events relating to reorganization, bankruptcy and insolvency of NorthWestern and appointment of a receiver or trustee for its property. (See Section 10.01.)

Notices of Default.    Either the SD Bond Trustee or the holders of at least 50% in principal amount of outstanding SD Mortgage Bonds may give a notice of default specifying the default or breach and requiring it to be remedied. The SD Bond Trustee (if it gave the notice), or the SD Bond Trustee and the holders of at least the same principal amount of SD Mortgage Bonds as gave the notice (if bondholders gave the notice) may agree to extend the 60-day period prior to its expiration and will be deemed to have agreed to an extension as long as NorthWestern has initiated and is diligently pursuing corrective action. The SD Mortgage provides that the SD Bond Trustee will give the holders notice of any default under the SD Mortgage to the extent required by the Trust Indenture Act, unless the default is cured, or waived, except that no notice to holders of an Event of Default that is subject to a 60-day cure period may be given until at least 45 days after the failure to perform or breach giving rise to the default. (See Section 11.02.) The Trust Indenture Act currently permits the SD Bond Trustee to withhold notice of default (except for certain payment defaults) if the SD Bond Trustee in good faith determines that doing so is in the interest of the holders.

Acceleration of Maturity.    If an Event of Default occurs and is continuing, then the SD Bond Trustee or the holders of not less than a majority in principal amount of the SD Mortgage Bonds then outstanding may declare the principal amount (or if the SD Mortgage Bonds are discount bonds, any portion of the principal amount that may be provided pursuant to the terms of the SD Mortgage) of all of the SD Mortgage Bonds, together with any premium and interest accrued thereon, to be immediately due and payable. At any time after declaration of the maturity of the SD Mortgage Bonds then outstanding, but before the sale of any of the SD Mortgaged Property and before a judgment or decree for payment of money is obtained by the SD Bond Trustee as provided in the SD Mortgage, the Event or Events of Default giving rise to the declaration of acceleration will be deemed to have been waived, and the declaration rescinded and annulled, if:

•	NorthWestern has paid the SD Bond Trustee a sum sufficient to pay:
•	any overdue interest on all SD Mortgage Bonds;
•	the principal of and any premium on any SD Mortgage Bonds which have become due otherwise than by declaration of acceleration and interest thereon at the rate or rates prescribed in those SD Mortgage Bonds; and
•	all amounts due to the SD Bond Trustee as compensation and reimbursement as provided in the SD Mortgage; and
•	any Event or Events of Default other than the non-payment of the principal of SD Mortgage Bonds which have become due solely by declaration of acceleration have been cured or waived as provided in the SD Mortgage. (See Sections 10.02 and 10.17.)

Possession and Sale of Mortgaged Property.    The SD Mortgage provides that, under certain circumstances and to the extent permitted by law, if an Event of Default occurs and is continuing, the SD Bond Trustee has the power to take possession of, hold, operate, manage or sell the SD Mortgaged Property. If the SD Mortgaged Property is sold, whether by the SD Bond Trustee or pursuant to judicial proceedings, the principal of the outstanding SD Mortgage Bonds, if not previously due, will become immediately due, together with any premium and accrued interest. (See Sections 10.03, 10.04 and 10.05.)

Right to Direct Proceedings.    If an Event of Default occurs and is continuing, the holders of a majority in principal amount of the SD Mortgage Bonds then outstanding will have the right to direct the time, method and place of conducting any proceedings for any remedy available to the SD Bond Trustee or exercising any trust or power conferred on the SD Bond Trustee. However, the SD Bond Trustee need not follow any direction that conflicts with any rule of law or with the SD Mortgage, that could involve the SD Bond Trustee in personal liability in circumstances where indemnity would not, in the SD Bond Trustee’s sole discretion, be adequate or that is unduly prejudicial to the rights of the nonassenting holders. The SD Bond Trustee may take any other action it deems proper which is not inconsistent with that direction. (See Section 10.16.)

Limitation on Right to Institute Proceedings.    No holder of any SD Mortgage Bond will have any right to institute any proceeding, judicial or otherwise, with respect to the SD Mortgage, or for the appointment of a receiver or trustee, or for any other remedy thereunder, unless (1) the holder has previously given to the SD Bond Trustee written notice of a continuing Event of Default, (2) the holders of not less than a majority in aggregate principal amount of the SD Mortgage Bonds then outstanding have made written request to the SD Bond Trustee to institute proceedings in respect of that Event of Default and have offered the SD Bond Trustee reasonable indemnity against costs and liabilities incurred in complying with such request, (3) for 60 days after receipt of notice from the holder, the SD Bond Trustee has failed to institute any proceeding and (4) no direction inconsistent with the holder’s request has been given to the SD Bond Trustee during such 60-day period by the holders of a majority in aggregate principal amount of SD Mortgage Bonds then outstanding. Furthermore, no holder will be entitled to institute any action if and to the extent that the action would disturb or prejudice the rights of other holders. (See Section 10.11.)

No Impairment of Right to Receive Payment.    Notwithstanding these limitations on the right to institute a proceeding with respect to the SD Mortgage, each holder of a SD Mortgage Bond has the right, which is absolute and unconditional, to receive payment of the principal of and any premium and interest on that holder’s SD Mortgage Bond when due and to institute suit for the enforcement of that payment, and this right to payment may not be impaired without the consent of the holder. (See Section 10.12.)

Indemnification of SD Bond Trustee.    As a condition to taking action to enforce the lien of the SD Mortgage and to institute action on the SD Mortgage Bonds, the SD Bond Trustee may require adequate indemnity against costs, expense and liabilities to be incurred in connection therewith. (See Sections 10.11 and 11.01.)

    Defeasance

Any SD Mortgage Bonds, or any portion of the principal amount of any SD Mortgage Bonds, will be deemed to have been paid for purposes of the SD Mortgage if there has been irrevocably deposited in trust with the SD Bond Trustee, money or Eligible Obligations (as described below), or a combination of money and Eligible Obligations, which will be sufficient to pay when due the principal of and any premium and interest due and to become due on such SD Mortgage Bonds or portions thereof. (See Section 9.01.) For this purpose, Eligible Obligations include direct obligations of, or obligations unconditionally guaranteed by, the United States of America, entitled to the benefit of the full faith and credit thereof, and certificates, depositary receipts or other instruments which evidence a direct ownership interest in those direct obligations or in any specific interest or principal payments due in respect thereof.

    Resignation and Removal of the SD Bond Trustee

The SD Bond Trustee may resign at any time by giving written notice to NorthWestern. The holders of a majority in principal amount of SD Mortgage Bonds then outstanding may remove the SD Bond Trustee at any time by delivering written notice to the SD Bond Trustee and NorthWestern. No resignation or removal of the SD Bond Trustee and no appointment of a successor trustee will become effective until a successor trustee accepts its appointment in accordance with the requirements of the SD Mortgage. In addition, if any of the following conditions is satisfied (i) the SD Bond Trustee has or acquires any conflicting interest within the meaning of the Trust Indenture Act and fails to eliminate such conflicting interest or resign following notice, (ii) the SD Bond Trustee ceases to satisfy the eligibility requirements set forth in the SD Mortgage and fails to resign following notice, or (iii) the SD Bond Trustee becomes incapable of acting or is adjudged bankrupt or insolvent or a receiver of the SD Bond Trustee or its property is appointed or any public office takes charge or control of the SD Bond Trustee or of its property or affairs for the purpose of rehabilitation, conservation or liquidation, and so long as no Event of Default or event which, after notice of lapse of time, or both, would become an Event of Default has occurred and is continuing, NorthWestern may, by resolution of its Board of Directors, appoint a successor trustee. If NorthWestern delivers to the SD Bond Trustee a resolution appointing a successor trustee and that successor has accepted such appointment in accordance with the terms of the SD Mortgage, the SD Bond Trustee will be deemed to have resigned and the successor will be deemed to have been appointed as trustee in accordance with the SD Mortgage. (See Section 11.10.)

    Governing Law

The SD Mortgage and the SD Mortgage Bonds are governed by the internal laws of the State of South Dakota, except the rights, duties and obligations of the SD Bond Trustee are governed by the laws of the State of New York. (See Section 1.15).

    Concerning the SD Bond Trustee

The Bank of New York Mellon, the SD Bond Trustee under the SD Mortgage, has been a regular depositary of funds of NorthWestern. There are instances under the Trust Indenture Act which would require the SD Bond Trustee to resign.

    Registration and Transfer

The transfer of the SD Mortgage Bonds may be registered, and SD Mortgage Bonds may be exchanged for other SD Mortgage Bonds of the same series and tranche, of authorized denominations and of like tenor and aggregate principal amount, at the office of The Bank of New York Mellon, as bond registrar for the SD Mortgage Bonds. NorthWestern may change the place for registration of transfer of the SD Mortgage Bonds, may appoint one or more additional bond registrars (including NorthWestern) and may remove any bond registrar, all at its discretion. (See Section 6.02.) The applicable prospectus supplement will identify any new place for registration of transfer and additional bond registrar appointed, and will disclose the removal of any bond registrar effected, prior to the date of the prospectus supplement. Except as otherwise provided in the applicable prospectus supplement, no service charge will be payable for any transfer or exchange of the SD Mortgage Bonds, but NorthWestern may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any registration of transfer or exchange. NorthWestern will not be required to issue, and no bond registrar will be required to register the transfer of or to exchange, SD Mortgage Bonds of any series during a period of 15 days prior to giving any notice of redemption, or any SD Mortgage Bond selected for redemption in whole or in part, except the unredeemed portion of any SD Mortgage Bond being redeemed in part. (See Section 3.05.)

Description of Montana Mortgage Bonds

The Montana Mortgage Bonds will be bonds, notes or other evidences of indebtedness authenticated and delivered under our Mortgage and Deed of Trust, dated as of October 1, 1945, to The Bank of New York Mellon (successor to Guaranty Trust Company of New York) (the “Corporate Trustee”) and Ming Ryan (successor to Arthur E. Burke) (the “Co-Trustee” and, together with the Corporate Trustee, the “MT Bond Trustees”), as amended and supplemented. In this prospectus, we refer to this Mortgage and Deed of Trust, as supplemented by various supplemental indentures, as the “MT Mortgage.” A copy of the MT Mortgage, as supplemented to date, has been incorporated by reference to the registration statement of which this prospectus forms a part, and the supplemental indenture relating to any series of MT Mortgage Bonds will be filed as an exhibit to or incorporated by reference in the registration statement at or prior to the time of issuance of that series of MT Mortgage Bonds.

The following description is a summary of the material provisions of the MT Mortgage and the MT Mortgage Bonds. This summary does not purport to be complete and does not restate the MT Mortgage in its entirety. This summary is subject to, and qualified in its entirety by, reference to the provisions of the MT Mortgage. We urge you to read the MT Mortgage because it, and not this description, defines your rights as a holder of the bonds. Certain defined terms used in this description but not defined below have the meanings assigned to them in the MT Mortgage. Whenever particular provisions or defined terms in the MT Mortgage are referred to, such provisions or defined terms are incorporated by reference herein. References to article and section numbers in this description of the MT Mortgage Bonds, unless otherwise indicated, are references to article and section numbers of the Mortgage and Deed of Trust, dated as of October 1, 1945. For purposes of this Description of Montana Mortgage Bonds, references to NorthWestern refer to NorthWestern only and not to its subsidiaries.

    General

The MT Mortgage does not expressly limit the maximum amount of indebtedness that may be issued thereunder. As of February 17, 2012, there were outstanding (a) $150.0 million of 6.04% Series MT Mortgage Bonds due 2016; (b) $250.0 million of 6.34% Series MT Mortgage Bonds due 2019; (c) $55.0 million of 5.71% Series MT Mortgage Bonds due 2039; (d) $161.0 million of 5.01% Series MT Mortgage Bonds due 2025; and (e) $170.2 million of 4.65%

Series Pollution Control Bonds due 2023 (collectively, the “Outstanding MT Mortgage Bonds”). Additional MT Mortgage Bonds may be issued under the MT Mortgage on the basis of property additions, retired bonds and cash. See “Issuance of Additional MT Mortgage Bonds” below.

If NorthWestern uses this prospectus to offer any MT Mortgage Bonds, an accompanying prospectus supplement will describe, among other things, the following terms of the MT Mortgage Bonds being offered:

•	the descriptive title;
•	the series designation;
•	the date of the coupon bonds of that series;
•	the rate or rates of interests of the bonds;
•	the currency in which payable;
•	the date or dates of maturity;
•	the dates and place or places for the payment of interest;
•	the basis for issuance;
•	the terms and conditions of optional redemption, if any, including periods, dates and prices; and
•	the terms and conditions of sinking fund redemption, if any, including periods, dates and prices.

MT Mortgage Bonds may be issued as discount bonds, which may be sold at a discount below their principal amount. These MT Mortgage Bonds, as well as other MT Mortgage Bonds that are not issued at a discount below their principal amount, may be deemed to have been issued with “original issue discount” for United States federal income tax purposes. The applicable prospectus supplement will describe any special United States federal income tax considerations applicable to MT Mortgage Bonds issued with original issue discount, including discount bonds. In addition, the applicable prospectus supplement will describe any special United States federal income tax considerations or other restrictions or terms applicable to any series of MT Mortgage Bonds that is issuable in bearer form, offered exclusively to United States aliens, denominated in a currency other than United States dollars or having other special characteristics.

Other than the security afforded by the lien of the MT Mortgage and the restrictions on the issuance of additional MT Mortgage Bonds, the holders of the outstanding MT Mortgage Bonds do not, and unless the prospectus supplement that describes a particular series of MT Mortgage Bonds provides otherwise with respect to that series, the holders of any MT mortgage bonds to be offered by this prospectus will not, have protection in the event of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction involving NorthWestern. See “—Consolidation, Merger, Conveyance, Transfer or Lease” below.

    Redemption of the MT Mortgage Bonds

If the series of MT Mortgage Bonds being offered is subject to optional or mandatory redemption, these terms will be described in the applicable prospectus supplement. Except as otherwise provided in the applicable prospectus supplement with respect to MT Mortgage Bonds redeemable at the option of the holder, MT Mortgage Bonds will be redeemable only upon notice by mail not less than 30 days prior to the date fixed for redemption, and, if less than all the MT Mortgage Bonds of a series, or any tranche thereof, are to be redeemed, the particular MT Mortgage Bonds to be redeemed will be selected by such method as shall be provided for the particular series or tranche, or in the absence of any such provision, by such method as the MT Bond Trustees deem fair and appropriate. (See Section 52.)

Any notice of redemption at the option of NorthWestern may state that the redemption will be conditioned upon receipt by the MT Bond Trustees, on or prior to the date fixed for redemption, of money sufficient to pay the principal of and any premium and interest on the MT Mortgage Bonds being redeemed. In that event, if the required amount of money has not been so received, then the notice of redemption will be of no force and effect and NorthWestern will not be required to redeem the MT Mortgage Bonds. (See Section 52.)

    Security

The MT Mortgage Bonds to be issued pursuant to this prospectus, together with all other indebtedness now or hereafter issued under the MT Mortgage, will be secured by the MT Mortgage, which constitutes, in the opinion of our internal counsel, a valid first mortgage lien on all of the materially important physical properties of the utility business in the States of Montana and Wyoming which NorthWestern acquired in connection with its acquisition (through a wholly-owned subsidiary) of The Montana Power Company (the “Montana Power Utility Business”) in 2002, subject to the exception from the lien of the MT Mortgage of certain property (as described below) and subject to certain liens and encumbrances having priority over the lien of the MT Mortgage (as described below). The property subject to the lien of the MT Mortgage is referred to herein as the “MT Mortgaged Property.”

The MT Mortgage contains provisions for subjecting after-acquired property (subject to pre-existing liens) to the lien thereof, other than property of the character expressly excepted (as described below), and subject to certain limitations in the case of consolidation or merger (regardless of whether NorthWestern is the surviving corporation) or sale of substantially all of the MT Mortgaged Property. The MT Mortgage permits NorthWestern to acquire property subject to prior liens.

The bonds will rank equally in right of payment with all current and future debt that is secured by the MT Mortgage; provided, however, that the MT Bond Trustees shall have a lien upon the MT Mortgaged Property prior to the bonds for the payment of their reasonable compensation and expenses and for indemnity against certain liabilities. (See Granting Clauses and Sections 6, 36 and 96.)

    Excepted Property

There are excepted from the lien of the MT Mortgage all of the properties and franchises owned by NorthWestern on, and acquired by NorthWestern after, the date in 2002 on which NorthWestern acquired the properties of the Montana Power Utility Business from its wholly-owned subsidiary (which, in turn, acquired the properties of the Montana Power Utility Business upon the merger of The Montana Power Company with and into that subsidiary) and assumed the MT Mortgage, other than the properties of the Montana Power Utility Business and improvements, extensions and additions to, and replacements of and substitutions for, those properties. These excepted properties include properties that are subject to the lien of the South Dakota Mortgage which was entered into by the Company in 1993 prior to its acquisition of the Montana Power Utility Business. (See Twenty-Second Supplemental, Granting Clauses.)

In addition, there are excepted from the lien of the Mortgage the following properties (collectively, the “Excepted Property”):

•	cash and securities not specifically pledged, paid, deposited, delivered or held under the MT Mortgage or covenanted so to be;
•	merchandise, equipment, apparatus, materials or supplies held for the purpose of sale or other disposition in the usual course of business; fuel, oil and similar materials and supplies consumable in the operation of any of the properties of NorthWestern; all aircraft, tractors, rolling stock, trolley coaches, buses, motor coaches, automobiles, motor trucks and other vehicles and materials and supplies held for the purpose of repairing or replacing any of the same;
•	bills, notes and accounts receivable, judgments, demands and choses in action, and contracts, leases and operating agreements not specifically pledged under the MT Mortgage or covenanted so to be; and
•	electric energy, gas, steam, water, ice and other materials or products generated, manufactured, produced, purchased or acquired by NorthWestern for sale, distribution or use in the ordinary course of its business and all timber, minerals, mineral rights and royalties, and all property used principally for the production or gathering of natural gas or for the production, gathering or storage of oil or condensate (“Gas and Oil Production Property”);

provided, however, that the property and rights expressly excepted under the second and third bullet points above shall (to the extent permitted by law) cease to be so excepted in the event and as of the date that the MT Bond Trustees or a receiver or a trustee takes possession of the property subject to the MT Mortgage by reason of the occurrence of a Default (as defined in the MT Mortgage). (See Granting Clauses.)

NorthWestern has reserved the right to amend the MT Mortgage, without the consent of the holder of the bonds or the holders of certain other MT Mortgage Bonds, to eliminate the “springing lien” of the MT Mortgage (described in the proviso to the preceding sentence) to the extent it pertains to accounts receivable and MT Mortgaged Property relating thereto. (See Twenty-Sixth Supplemental, Section 4.01, Twenty-Seventh Supplemental, Section 4.01, Twenty-Eighth Supplemental, Section 3.01, and Twenty-Ninth Supplemental, Section 3.01.)

    Excepted Encumbrances

The lien of the MT Mortgage is subject and subordinate to liens and encumbrances which constitute Excepted Encumbrances (as defined in the MT Mortgage). Excepted Encumbrances include:

•	liens for taxes, assessments or governmental charges that are not delinquent or which are being contested in good faith, liens for workmen’s compensation awards and similar obligations that are not delinquent, and undetermined liens or charges incidental to construction;
•	liens securing indebtedness, neither assumed nor guaranteed by NorthWestern nor on which NorthWestern customarily pays interest, existing upon real estate or rights in or relating to real estate acquired by NorthWestern for substation, transmission line, transportation line, distribution line or right of way purposes;
•	rights of any municipality or public authority pursuant to the terms of any right, power, franchise, grant, license or permit, or pursuant to any provision of law, to terminate such right, power, franchise, grant, license or permit or to purchase or recapture or to designate a purchaser of any of the property of NorthWestern;
•	rights of others to take or receive any part of the power, gas, oil or other mineral or timber generated, developed, produced, manufactured, pumped or stored by, or grown on, or acquired with, any property of NorthWestern;
•	easements, restrictions, exceptions or reservations in any property and/or rights of way of NorthWestern for the purpose of roads, pipe lines, transmission lines, distribution lines, removal of coal or other minerals or timber and other like purposes, or for the joint or common use of real property, rights of way, facilities and/or equipment, and defects, irregularities and deficiencies in title of any property and/or rights of way, which do not materially impair the use of such property and/or rights of way for the purpose for which such property and/or rights of way are held by NorthWestern;
•	rights of any municipality or public authority to control or regulate any property of NorthWestern, or to use such property in a manner which does not materially impair the use of such property for the purposes for which it is held by NorthWestern; and
•	any obligations or duties, affecting the property of NorthWestern, to any municipality or public authority with respect to any franchise, grant, license or permit.

(See Granting Clauses and Section 6.)

    Qualified Liens

The lien of the MT Mortgage may be subject and subordinate to any lien or encumbrance (not included in Excepted Encumbrances) existing upon any Property Additions made the basis under the MT Mortgage, among other things, for the authentication and delivery of MT Mortgage Bonds or the withdrawal of cash or the release of property from the lien of the MT Mortgage. Any such Property Additions (as defined in the MT Mortgage and described under “—Property Additions” below) made the basis for such events are referred to as “Funded Property Additions.” Any such lien or encumbrance on Funded Property Additions is referred to as a “Qualified Lien.” Any bond or other indebtedness secured by a Qualified Lien is referred to as a “Qualified Lien Bond.” (See Section 6.) As of December 31, 2011, none of NorthWestern’s Funded Property Additions was subject to a Qualified Lien.

    Issuance of Additional MT Mortgage Bonds

General.    The maximum principal amount of MT Mortgage Bonds which may be issued under the Mortgage is not limited (except that, until the delivery by NorthWestern to the MT Bond Trustees and the recording in all counties in which the MT Mortgaged Property is located of a supplemental indenture increasing the same, the aggregate principal amount of advances made subsequent to May 1, 1993 and outstanding at any time that are secured by MT Mortgaged Property located in the State of Montana may not exceed $1,000,000,000). (See Sixteenth Supplemental, Section 2.) MT Mortgage Bonds of any series may be issued from time to time on the basis and to the extent of:

•	60% of the lesser of the cost or the fair value (determined in accordance with the MT Mortgage) of unfunded Property Additions (after adjustments in certain cases to offset property retirements and after making adjustments for Qualified Lien Bonds outstanding against Property Additions);

•	100% of the principal amount of retired MT Mortgage Bonds; and
•	100% of cash deposited with the MT Bond Trustees;

provided, that $25,000,000 in total aggregate principal amount of MT Mortgage Bonds of any one or more series may be issued without compliance with the above limits, but only upon the showing of net earnings referred to under “—Net Earnings Test” below. (See Sections 20, 25, 29 and 30; Fourth Supplemental, Section 2 and Thirteenth Supplemental, Section 4.)

Net Earnings Test.    In general, and subject to certain exceptions in the case of the issuance of MT Mortgage Bonds on the basis of retired MT Mortgage Bonds as described in the second bullet point of the preceding paragraph, the issuance of MT Mortgage Bonds is subject to Adjusted Net Earnings of NorthWestern for any period of 12 consecutive months within the preceding 15 months being at least twice the interest requirements for 12 months on all MT Mortgage Bonds and all Qualified Lien Bonds (and any other indebtedness secured by a lien prior to the lien of the MT Mortgage) that are to be outstanding after the issuance of such MT Mortgage Bonds. This requirement is referred to as the “Net Earnings Test.”

Adjusted Net Earnings of NorthWestern are (in general terms) its operating revenues, net of its operating expenses, maintenance and repair expenses and provisions for retirement and depreciation of property, plus its other net income before income taxes (subject in the case of other net income and net revenues derived from property other than MT Mortgaged Property, to a limitation to 15% of total Adjusted Net Earnings). However, if Adjusted Net Earnings of NorthWestern, calculated on an allocated basis taking into account only the portions of the items otherwise included in the calculation of Adjusted Net Earnings that are reasonably allocated to or from the MT Mortgaged Property, are less than Adjusted Net Earnings of NorthWestern calculated without such allocation, the lesser Adjusted Net Earnings amount is required to be used for purposes of the Net Earnings Test. (See Sections 27, 29 and 7.)

If any MT Mortgage Bond or other indebtedness included in the Net Earnings Test bears interest at a variable rate, the issuance of MT Mortgage Bonds is subject to:

•	calculation by NorthWestern of the amount by which one-half (1/2) of Adjusted Net Earnings exceeds the interest requirements for 12 months on all fixed rate indebtedness included in the Net Earnings Test (such amount, as so calculated, being referred to as the “Maximum Permitted Variable Rate Interest Amount”); and
•	delivery by an independent (as defined for such purpose in the MT Mortgage) investment banking firm of a certificate to the effect that such firm believes, as of the date of such certificate, that the aggregate amount of interest to be payable on all variable rate indebtedness included in the Net Earnings Test during any 12-month period prior to the latest stated maturity date of any of such variable rate indebtedness will not exceed the Maximum Permitted Variable Rate Interest Amount.

(See Twenty-Third Supplemental, Sections 3.1 and 3.3.)

Property Additions.    Property Additions generally include electric, gas, steam or water property acquired after July 31, 1945, but may not include (among other excluded property) (i) Gas and Oil Production Property, (ii) Excepted Property of the character described in the second and third bullet points of the second paragraph under “—Excepted Property” above, (iii) property located outside the limits of the States of Montana, Idaho, Utah, Wyoming, North Dakota and South Dakota and States contiguous thereto (unless connected by transmission, distribution or other line owned by NorthWestern to a system, line or plant owned or operated by NorthWestern which is located within such limits) or outside the limits of the United States, or (iv) any property the cost of acquisition or construction of which is chargeable under acceptable principles of accounting to operating expenses. (See Section 4.)

NorthWestern has reserved the right to amend the MT Mortgage without any approval by holders of the MT Mortgage Bonds (i) to make available as Property Additions (in addition to property currently available as Property Additions) (a) any form of space satellites, space stations and other analogous facilities (“Space Satellites”) and (b) various fuel transportation facilities (primarily railroad cars and other railroad equipment, tankers and other vessels), and (ii) to permit property otherwise eligible as Property Additions to be located anywhere in the United States or Canada or their coastal waters and Space Satellites to be located anywhere. Notwithstanding the amendment, the MT Mortgage would continue to require all Property Additions to be used or useful in connection with the energy, fuel, water or steam business.

(See Tenth Supplemental, Section 5.)

    Release of Property

MT Mortgaged Property may be released from the lien of the MT Mortgage on the basis of:

•	deposit with the MT Bond Trustees of cash or, subject to certain limitations, obligations secured by purchase money mortgages on the released property;
•	Property Additions, after adjustments in certain cases to offset property retirements and after making adjustments for Qualified Lien Bonds outstanding against Property Additions;
•	waiver of the right to issue MT Mortgage Bonds on the basis of retired MT Mortgage Bonds (or retired Qualified Lien Bonds); and
•	cash paid to the holder of a Qualified Lien in consideration for the release of the released property from such Qualified Lien.

(See Sections 57 to 63.)

Subject to certain limitations, cash held by the MT Bond Trustees may:

•	be withdrawn by NorthWestern:
•	to the extent of the cost or fair value (determined in accordance with the MT Mortgage) of unfunded Property Additions (after certain deductions and additions, primarily to offset property retirements); or
•	to the extent of the waiver by NorthWestern of the right to issue MT Mortgage Bonds on the basis of retired MT Mortgage Bonds (or retired Qualified Lien Bonds); or
•	upon the request of NorthWestern, be applied to:
•	the purchase of MT Mortgage Bonds; or
•	the payment at maturity of any MT Mortgage Bonds or the redemption of MT Mortgage Bonds which by their terms are redeemable.

In addition, upon the request of NorthWestern, cash deposited with the MT Bond Trustees as the basis for issuance of MT Mortgage Bonds may be applied to the purchase, payment or redemption of MT Mortgage Bonds as described in the second bullet point above; provided, however, that with certain exceptions, none of such cash may be applied to the payment of more than the principal amount of MT Mortgage Bonds so purchased, paid or redeemed. (See Sections 31, 32 and 61.)

When property released or cash withdrawn consists of or represents proceeds of property which was not previously made the basis for the authentication and delivery of MT Mortgage Bonds or the release of property or the withdrawal of cash from the lien of the MT Mortgage, Property Additions made the basis of the release of property or a withdrawal of cash may in certain cases remain or become available as a credit under the MT Mortgage. Similarly, a waiver of the right to issue MT Mortgage Bonds made the basis of a release or withdrawal may in certain cases cease to be effective as such a waiver.

Without any necessity to comply with the requirements described above, NorthWestern may (i) release property that is obsolete or no longer necessary in NorthWestern’s operations upon substitution of other property of equal value, and (ii) may surrender certain rights, powers, franchises, licenses and permits if such surrender is necessary or desirable in the conduct of NorthWestern’s business. (See Section 58.) Upon compliance with less stringent requirements than those described above, NorthWestern may obtain releases of unimproved real estate having de minimus value. (See Section 60.)

No prior notice to the holders of the MT Mortgage Bonds is required in connection with releases of property or withdrawals of cash, but subsequent reports are required in certain cases. (See Section 100.)

(See Sections 5, 31, 32, 37 and 46.)

    Application of Insurance Proceeds

The MT Mortgage requires that the proceeds of insurance or other method or plan of protection of the MT Mortgaged Property against loss by fire be paid to the MT Bond Trustees and, at the request of NorthWestern, be applied by the MT Bond Trustees to reimburse NorthWestern for amounts spent by NorthWestern in the rebuilding or renewal of the MT Mortgaged Property destroyed or damaged; provided , however , that any such proceeds (i) that are not so applied within 18 months of receipt by the MT Bond Trustees, or (ii) in respect of which NorthWestern has not notified the MT Bond Trustees that it intends to so apply such proceeds within such 18 months, or (iii) with respect to which NorthWestern notifies the MT Bond Trustees at any time are not to be applied for such purpose may be released from the lien of the MT Mortgage in the same manner as described with respect to the withdrawal of cash under “—Release of Property.” (See Sections 37 and 61.)

    Consolidation, Merger, Conveyance, Transfer or Lease of Assets

NorthWestern may consolidate with or merge into any other corporation or convey, transfer or lease, subject to the lien of the MT Mortgage, the MT Mortgaged Property as, or substantially as, an entirety to any corporation if: (i) such consolidation, merger, conveyance or transfer (a “Transaction”) or such lease is upon such terms as fully to preserve and in no respect to impair the lien or security of the MT Mortgage, or any of the rights or powers of the Trustees or the holders of the MT Mortgage Bonds; (ii) the due and punctual payment of the principal of and interest on all MT Mortgage Bonds and the due and punctual performance and observance of all the covenants and conditions of the MT Mortgage to be kept or performed by NorthWestern are expressly assumed, pursuant to an instrument in writing executed and delivered to the MT Bond Trustees, by the corporation formed by such consolidation or into which such merger shall have been made, or acquiring all or substantially all of the MT Mortgaged Property as an entirety, or by the lessee under any such lease the term of which extends beyond the date of maturity of any of the MT Mortgage Bonds (a “Successor”); and (iii) in case of any such lease, such lease is made expressly subject to immediate termination by NorthWestern or the MT Bond Trustees at any time during the continuance of a Default and by the purchaser of the property so leased upon the sale of such property by reason of a Default. (See Section 85.)

In the case of such a completed Transaction, the Successor will succeed to and be substituted for NorthWestern with the same effect as if it had been named in the MT Mortgage, and will have and may exercise under the MT Mortgage the same powers and rights as NorthWestern. (See Section 86.)

In the case of such a completed Transaction, unless the Successor elects otherwise, the MT Mortgage will not become a lien upon any of the properties then owned or thereafter acquired by the Successor, except for properties acquired from NorthWestern in or as a result of such Transaction and improvements, extensions and additions to such properties and renewals, replacements and substitutions of or for any part of such properties.

A Successor in such a completed Transaction that has (after giving effect to the Transaction) a plant account of at least $10,000,000 (or NorthWestern, if one or more federal, state, county or other governmental bodies or agencies or public, or semi-public corporations, districts or authorities acquires, as a bona fide step precedent to the dissolution of NorthWestern, 70% or more of NorthWestern’s outstanding shares of common stock) may, within 12 months after the completion of the Transaction (or such acquisition), deposit with the MT Bond Trustees cash in an amount at least sufficient to redeem all bonds outstanding under the MT Mortgage. Following such deposit, such cash would be applied to the redemption of such MT Mortgage Bonds that are redeemable in accordance with their terms or to the purchase of MT Mortgage Bonds that are not redeemable in accordance with their terms, subject to the consent of the holders of such MT Mortgage Bonds not so redeemable and the procedures set forth in the MT Mortgage pertaining to redemption or purchase of bonds outstanding under the MT Mortgage. (See Section 87.)

Nothing in the MT Mortgage prevents any consolidation or merger after the consummation of which NorthWestern would be the surviving or resulting corporation or any conveyance or other transfer or lease, subject to the lien of the MT Mortgage, of any part of the MT Mortgaged Property which does not constitute the entirety, or substantially the entirety, of the MT Mortgaged Property. In the case of a consolidation or merger described in the preceding sentence, unless NorthWestern elects otherwise, the MT Mortgage will not become a lien upon any of the properties acquired by NorthWestern in or as a result of such transaction or any improvements, extensions or additions to such properties or any renewals, replacements or substitutions of or for any part thereof.

    Modification of MT Mortgage

Modifications Requiring Consent.    Except as described below, the MT Mortgage provides that the rights and obligations of NorthWestern and the rights of the holders of the MT Mortgage Bonds may be modified with the consent of the holders of two-thirds (or more) of the MT Mortgage Bonds, and, if less than all series of MT Mortgage Bonds are affected, the consent also of two-thirds (or more) of the holders of MT Mortgage Bonds of each series affected, except that no modification shall be effective against the holder of any MT Mortgage Bond without the consent of such holder if (i) it impairs such holder’s right to receive payment of principal or interest due on such MT Mortgage Bond on or after the respective due dates expressed in such MT Mortgage Bond or to institute suit to enforce such payment right; (ii) it permits the creation of any lien ranking senior to or on a parity with the lien of the MT Mortgage with respect to the MT Mortgaged Property or it permits any non-assenting holder of MT Mortgage Bonds to be deprived of the benefit of such lien; or (iii) it reduces the percentage of holders of the MT Mortgage Bonds required for modification of the MT Mortgage with respect to any outstanding MT Mortgage Bonds. (See Article XIX, Fourth Supplemental, Section 9 and Thirteenth Supplemental, Section 6.)

Modifications Without Consent.    Without the consent of or notice to the holders of the MT Mortgage Bonds, and so long as the same does not adversely affect any MT Mortgage Bonds then outstanding, NorthWestern and the MT Bond Trustees may enter into supplemental indentures (i) to waive or restrict any existing right of NorthWestern under the MT Mortgage, (ii) to provide additional covenants, limitations or restrictions for the benefit of any series of the MT Mortgage Bonds, (iii) to cure any ambiguity contained in the MT Mortgage or in any supplemental indenture, or (iv) to establish the terms and provisions of any series of MT Mortgage Bonds. (See Section 120.)

In connection with the issuance of Outstanding MT Mortgage Bonds, NorthWestern reserved the right to amend the MT Mortgage, without the consent of the holders of the Outstanding MT Mortgage Bonds or the holders of any MT Mortgage Bonds subsequently issued, to permit, without the consent of or notice to the holders of the MT Mortgage Bonds, amendments to and modifications of the MT Mortgage and any supplemental indenture (a) for any of the purposes described in clauses (i) through (iv) of the preceding sentence and (b) for any other purpose, in each case, if the same does not adversely affect the interests of the holders of the MT Mortgage Bonds in any material respect. (See Twenty-Sixth Supplemental, Section 4.02, Twenty-Seventh Supplemental, Section 4.02, Twenty-Eighth Supplemental, Section 3.02, and Twenty-Ninth Supplemental, Section 3.02.)

Modifications Consented to by Holders of Prior MT Mortgage Bonds.    The holders of certain prior issues of MT Mortgage Bonds have agreed to vote in favor of or consent to certain amendments or modifications to the MT Mortgage which would, among other things, (i) permit adjusted net earnings to be determined on the basis of 12 consecutive months out of the preceding 18 months, and increase the amount of other income which may be included in the determination from 15% to 20% of total adjusted net income, (ii) permit the issuance of MT Mortgage Bonds on the basis of 70% of property additions, (iii) delete the adjusted net earnings requirement with respect to MT Mortgage Bonds issued on the basis of the retirement of MT Mortgage Bonds or Qualified Lien Bonds, and (iv) permit the rights of holders of MT Mortgage Bonds to be modified with the consent of a majority in principal amount of the MT Mortgage Bonds of the series affected.

    Default

Each of the following events constitutes a “Default” under the MT Mortgage:

•	failure to pay the principal of any bond secured by the lien of the MT Mortgage when the same shall become due and payable;
•	failure to pay interest on any bond secured by the lien of the MT Mortgage for a period of 60 days after such interest shall have become due and payable;
•	failure to pay interest on or principal of any outstanding Qualified Lien Bonds which continues beyond the period of grace, if any, specified in the Qualified Lien securing such bonds;
•	failure to pay any installment of any funds required to be applied to the purchase or redemption of any MT Mortgage Bonds for a period of 60 days, after the same shall have become overdue and payable;
•	certain events relating to reorganizations, bankruptcy and insolvency of NorthWestern and the appointment of a receiver or trustee for its property; and
•	the expiration of a period of 90 days after the mailing by the MT Bond Trustees to NorthWestern or by the holders of 15% in principal amount of the MT Mortgage Bonds then outstanding to NorthWestern and the

MT Bond Trustees of a written demand that NorthWestern perform a specified covenant or agreement contained in the MT Mortgage, in any indenture supplemental to the MT Mortgage or in any MT Mortgage Bond, which NorthWestern failed to perform prior to such mailing, unless NorthWestern during such period shall have performed such specified covenant or agreement. (See Section 65.)

Notices of Default.    The MT Bond Trustees are required to give the holders of the MT Mortgage Bonds notice of all defaults known to them within 90 days after the occurrence of such defaults unless such defaults have been cured before the giving of such notice, except that no such notice will be given in the case of a default of the character specified in the last bullet point under “—Defaults” above until at least 60 days after the occurrence of such default. The MT Bond Trustees may withhold any notice of default (except in regard to failure of payment of principal, interest or funds for retirement of MT Mortgage Bonds) if it is determined in good faith that withholding such notice is in the interests of the holders of the MT Mortgage Bonds. For the purposes of giving or withholding notices of default, a default is any Default or any event which, with the passage of time or the giving of notice or both, would constitute a Default. (See Section 66.)

Acceleration of Maturity.    If a Default occurs and is continuing, the MT Bond Trustees may, and upon written request of the holders of a majority in principal amount of MT Mortgage Bonds then outstanding will, and the holders of 25% in principal amount of MT Mortgage Bonds then outstanding may, declare the principal of, and accrued interest on, all outstanding MT Mortgage Bonds immediately due and payable. The holders of a majority in principal amount of outstanding MT Mortgage Bonds may annul any such declaration if, before any sale of the MT Mortgaged Property: (i) all non-payment Defaults have been cured; and (ii) all reasonable expenses of the MT Bond Trustees and all amounts payable on the MT Mortgage Bonds (other than the principal of any MT Mortgage Bonds that would not have been due except for such declaration) have been paid. (See Section 67.)

Possession and Sale of Mortgaged Property.    Under certain circumstances and to the extent permitted by law, if a Default occurs and is continuing, the MT Bond Trustees have the power to take possession of, and to hold, operate and manage, the MT Mortgaged Property, and to sell the MT Mortgaged Property. The MT Bond Trustees (if at the time such action shall be lawful) may sell at public auction all the MT Mortgaged Property as an entirety, or in such parcels as the holders of a majority in principal amount of the Mortgage Bonds then outstanding may request in writing, or in the absence of such request, as the MT Bond Trustees may determine and may proceed by suit to enforce payment of the MT Mortgage Bonds and to foreclose the MT Mortgage and to sell the MT Mortgaged Property under the judgment or decree of courts of competent jurisdiction. If the MT Mortgaged Property is sold, whether pursuant to the power of sale granted to the MT Bond Trustees under the MT Mortgage or pursuant to judicial proceedings, the principal of the outstanding MT Mortgage Bonds, if not previously due, will become immediately due. (See Sections 68, 69, 70 and 73.)

The proceeds of any sale of MT Mortgaged Property by reason of the occurrence and continuance of a Default, together with any other amounts of cash then held by the MT Bond Trustees as part of the MT Mortgaged Property, shall be applied, as follows: (i) first—to the payment of all taxes, assessments, governmental charges, Qualified Liens and liens prior to the lien of the MT Mortgage and of all the costs and expenses of such sale; and (ii) second—to the payment in full of the amounts then due and unpaid for principal of, premium (if any) and interest on the MT Mortgage Bonds and if such proceeds and other amounts are insufficient to pay in full all such amounts then due, then to the payment of such amounts ratably, with interest on the overdue principal at the rates expressed in the MT Mortgage Bonds, without preference or priority as to principal, premium or interest, or of any installment of interest over any other installment of interest (subject to certain exceptions relating to payments of any claim for interest which have been extended or transferred or pledged separate from the MT Mortgage Bond to which they relate); and (iii) third—any surplus remaining shall be paid to NorthWestern or such other Person as is lawfully entitled to receive the same. (See Section 76.)

Right to Direct Proceedings.    If a Default occurs and is continuing, the holders of a majority in principal amount of the MT Mortgage Bonds then outstanding will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the MT Bond Trustees or exercising any trust power conferred on the MT Bond Trustees; provided that such direction does not conflict with any rule of law or with the MT Mortgage; provided further that the MT Bond Trustees may decline to follow any such direction if they determine in good faith that (i) the action or proceeding so directed would involve the MT Bond Trustees in personal liability or be unjustifiably prejudicial to nonassenting holders of MT Mortgage Bonds, or (ii) they will not be sufficiently indemnified for any expenditures in any action or proceeding so directed. (See Section 71.)

Remedies Limited by State Law.    The laws of the states in which the MT Mortgaged Property is located may limit or deny the ability of the MT Bond Trustees or security holders to enforce certain rights and remedies provided in the MT Mortgage in accordance with their terms, but in the opinion of counsel to NorthWestern, such laws do not render the MT Mortgage inadequate for the practical realization of the security interest and lien afforded thereby.

Limitation on Right to Institute Proceedings.    No holder of any MT Mortgage Bond shall have any right to institute any suit, action or proceeding in equity or at law for the exercise of any right or remedy under the MT Mortgage, unless:

•	such holder has previously given the MT Bond Trustees written notice of a Default;
•	the holders of not less than 25% in aggregate principal amount of the MT Mortgage Bonds then outstanding have made written request to the MT Bond Trustees to institute proceedings in respect of such Default and have offered the MT Bond Trustees indemnity satisfactory to the MT Bond Trustees against costs, expenses and liabilities incurred in complying with such request; and
•	for 60 days after receipt of such request, the MT Bond Trustees have failed to institute such proceedings.

Furthermore, no holder of MT Mortgage Bonds will be entitled to institute any such action if and to the extent that such action would disturb or prejudice the lien of the MT Mortgage or to enforce any right under the MT Mortgage except in the manner provided therein. All proceedings are required to be maintained for the equal benefit of all holders of outstanding MT Mortgage Bonds. (See Section 80.)

No Impairment of Right to Receive Payment.    Notwithstanding any other provision of the MT Mortgage, the right of any holder of any MT Mortgage Bond to receive payment of principal of and interest on such MT Mortgage Bond, on or after the respective due dates expressed in such MT Mortgage Bond, or to institute suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such holder. (See Section 80.)

Undertaking for Costs.    The holder of each MT Mortgage Bond is deemed to have agreed that, in any suit for the enforcement of any right or remedy under the MT Mortgage, or in any suit against the MT Bond Trustees (or either of them) for any action taken or omitted by them (or either of them) as trustee under the MT Mortgage, the court may, in its discretion, (i) require the filing by any party litigant in such suit of an undertaking to pay the costs of such suit, and (ii) assess reasonable costs, including reasonable attorneys’ fees, against any party litigant in such suit, having due regard to the merits and good faith of the claims or defenses of such party litigant; provided that the foregoing does not apply to any suit instituted by the MT Bond Trustees, or to any suit instituted by any holder, or group of holders, of MT Mortgage Bonds in an aggregate principal amount in excess of 10% of the aggregate principal amount of the MT Mortgage Bonds then outstanding, or to any suit instituted by any holder of any MT Mortgage Bonds for the enforcement of the payment of the principal of, or interest, on any MT Mortgage Bond on or after the stated due date thereof. (See Section 122.)

Indemnification of MT Bond Trustees.    As a condition precedent to certain actions to be taken by the MT Bond Trustees in the enforcement of the lien of the MT Mortgage and the institution of actions on the MT Mortgage Bonds, the MT Bond Trustees may require adequate indemnity against costs, expenses and liabilities to be incurred in connection therewith. (See Section 80.)

    Resignation or Removal of MT Bond Trustees

One or both of the MT Bond Trustees may at any time resign and be discharged of the trusts created by the MT Mortgage by giving written notice to NorthWestern and thereafter publishing notice of such resignation, specifying a date when such resignation shall take effect, in the manner provided in the MT Mortgage, and such resignation shall take effect upon the day specified in such notice unless a successor trustee shall have previously been appointed by the holders of the MT Mortgage Bonds or by NorthWestern in the manner provided in the MT Mortgage and in such event such resignation shall take effect immediately upon the appointment of such successor trustee. One or both of the MT Bond Trustees may be removed at any time by the holders of a majority in principal amount of the MT Mortgage Bonds then outstanding. In the absence of a Default or an event which, after notice, the passage of time or both, would constitute a Default, any MT Bond Trustees appointed by NorthWestern (as described below) may also be removed by NorthWestern. (See Section 101, Eighteenth Supplemental, Article I.)

If one or both of the MT Bond Trustees resigns or is removed or a vacancy (as defined for such purpose in the MT Mortgage) otherwise exists in the office of one or both of the MT Bond Trustees, such vacancy may be filled by the holders of a majority in principal amount of the MT Mortgage Bonds then outstanding; provided that, until such vacancy is filled by such holders, NorthWestern may appoint a successor trustee to fill such vacancy until such holders appoint a successor trustee for such purpose (and any successor trustee appointed by NorthWestern shall be superseded by a successor trustee appointed by such holders if such appointment is made within one year of the publishing of notice of such vacancy in accordance with the MT Mortgage); provided further that if such vacancy is not filled within six months after it arose, the holder of any MT Mortgage Bond or the retiring MT Bond Trustee may apply to any court of competent jurisdiction for the appointment of a successor MT Bond Trustee to fill such vacancy. (See Section 102.)

The MT Mortgage contains special provisions with respect to resignation, removal and replacement of a MT Bond Trustee in the event of a conflict of interest on the part of such MT Bond Trustee. (See Section 99.)

    Evidence to be Furnished to MT Bond Trustees

Compliance with MT Mortgage provisions is evidenced by written statements of NorthWestern officers or persons selected or paid by NorthWestern. In certain cases, opinions of counsel and certification of an engineer, accountant, appraiser or other expert (who in some cases must be independent) must be furnished. In addition, an annual compliance certificate is required to be filed by NorthWestern as to the absence (or, if applicable and set forth in such certificate, the presence) of default under any of the covenants in the MT Mortgage. (See Section 44.)

    Governing Law

The MT Mortgage does not contain a contractual choice of law as the governing law of the MT Mortgage or the MT Mortgage Bonds.

Book-Entry System

Unless we indicate otherwise in the applicable prospectus supplement, The Depository Trust Company, New York, New York, will act as securities depository for the first mortgage bonds. The first mortgage bonds will be issued as fully-registered securities registered in the name of Cede & Co., DTC’s partnership nominee, or such other name as may be requested by an authorized representative of DTC. One fully-registered certificate will be issued for each issue of first mortgage bonds, each in the aggregate principal amount of any such issue, and will be deposited with DTC. If, however, the aggregate principal amount of any issue exceeds $500 million, one certificate will be issued with respect to each $500 million of principal amount, and an additional certificate will be issued with respect to any remaining principal amount of any such issue.

DTC, the world’s largest securities depository, is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. DTC holds and provides asset servicing for over 3.5 million issues of U.S. and non-U.S. equity issues, corporate and municipal debt issues and money market instruments (from over 100 countries) that DTC’s participants (“Direct Participants”) deposit with DTC. DTC also facilitates the post-trade settlement among Direct Participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between Direct Participants’ accounts. This eliminates the need for physical movement of securities certificates. Direct Participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly (“Indirect Participants”). The DTC Rules applicable to its Participants are on file with the SEC. More information about DTC can be found at www.dtcc.com.

Purchases of first mortgage bonds under the DTC system must be made by or through Direct Participants, which will receive a credit for the first mortgage bonds on DTC’s records. The ownership interest of each actual purchaser of each first mortgage bond (“Beneficial Owner”) is in turn to be recorded on the Direct and Indirect Participants’ records. Beneficial Owners will not receive written confirmation from DTC of their purchase. Beneficial Owners are, however, expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participant through which the Beneficial Owner entered into the transaction. Transfers of ownership interests in the first mortgage bonds are to be accomplished by entries made on the books of Direct and Indirect Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in first mortgage bonds, except in the event that use of the book-entry system for the first mortgage bonds is discontinued.

To facilitate subsequent transfers, all first mortgage bonds deposited by Direct Participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of first mortgage bonds with DTC and their registration in the name of Cede & Co. or such other DTC nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the first mortgage bonds; DTC’s records reflect only the identity of the Direct Participants to whose accounts such first mortgage bonds are credited, which may or may not be the Beneficial Owners. The Direct and Indirect Participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. Beneficial Owners of first mortgage bonds may wish to take certain steps to augment the transmission to them of notices of significant events with respect to the first mortgage bonds, such as redemptions, tenders, defaults, and proposed amendments to the first mortgage bonds documents. For example, Beneficial Owners of first mortgage bonds may wish to ascertain that the nominee holding the first mortgage bonds for their benefit has agreed to obtain and transmit notices to Beneficial Owners. In the alternative, Beneficial Owners may wish to provide their names and addresses to the registrar and request that copies of notices be provided directly to them.

Redemption notices shall be sent to DTC. If less than all of the first mortgage bonds within an issue are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each Direct Participant in such issue to be redeemed.

Neither DTC nor Cede & Co. (nor any other DTC nominee) will consent or vote with respect to first mortgage bonds unless authorized by a Direct Participant in accordance with DTC’s MMI Procedures. Under its usual procedures, DTC mails an Omnibus Proxy to us as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.’s consenting or voting rights to those Direct Participants to whose accounts first mortgage bonds are credited on the record date (identified in a listing attached to the Omnibus Proxy).

Redemption proceeds, distributions and interest payments on the first mortgage bonds will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit Direct Participants’ accounts upon DTC’s receipt of funds and corresponding detail information from us or our agent, on payable date in accordance with their respective holdings shown on DTC’s records. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such Participant and not of DTC, our agent or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of redemption proceeds, distributions and interest payments to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) is the responsibility of us or our agent, disbursement of such payments to Direct Participants will be the responsibility of DTC, and disbursement of such payments to the Beneficial Owners will be the responsibility of Direct and Indirect Participants.

DTC may discontinue providing its services as depository with respect to the first mortgage bonds at any time by giving reasonable notice to us or our agent. Under such circumstances, in the event that a successor depository is not obtained, first mortgage bonds certificates are required to be printed and delivered.

We may decide to discontinue use of the system of book-entry-only transfers through DTC (or a successor securities depository). In that event, first mortgage bonds certificates will be printed and delivered to DTC.

The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that we believe to be reliable, but neither we nor any underwriter, agent, or dealer takes any responsibility for the accuracy thereof.

DESCRIPTION OF CAPITAL STOCK

The following description of our common stock and certain provisions of our certificate of incorporation, as amended and restated, and bylaws, as amended and restated is a summary of selected general terms thereof and is qualified in its entirety by the provisions of our certificate of incorporation, as amended and restated, and bylaws, as amended and restated, copies of both of which have been filed with the SEC as exhibits to the registration statement of which this prospectus is a part, and the laws of the state of Delaware.

Our restated certificate of incorporation authorizes us to issue 250,000,000 shares of stock, divided into two classes: (1) 200,000,000 shares of common stock, $0.01 par value per share, and (2) 50,000,000 shares of preferred stock, $0.01 par value per share.

The transfer agent and registrar for our capital stock is Registrar and Transfer Company, Cranford, New Jersey.

Common Stock

As of February 10, 2012, we had 36,298,589 shares of common stock issued and outstanding. The common stock currently outstanding is, and the common stock offered pursuant to this prospectus will be, fully paid and non-assessable.

    Dividend Rights

Subject only to any prior rights and preferences of any shares of our preferred stock that may in the future be issued and outstanding, the holders of the common stock are entitled to receive dividends when, as and if declared by our board of directors out of legally available funds. There can be no assurance that funds will be legally available to pay dividends at any given time or that, if funds are available, the board of directors will declare a dividend. As of February 17, 2012, we had no preferred stock outstanding.

    Voting Rights

The holders of our common stock are entitled to one vote per share on all matters to be voted on by stockholders. Under our certificate of incorporation, the voting rights, if any, of our preferred stock may differ from the voting rights of our common stock. The holders of our common stock do not have cumulative voting rights. Our bylaws provide for a plurality voting standard for the election of directors.

    Liquidation Rights

If we were to liquidate, subject to the terms of any outstanding series of preferred stock, the holders of our common stock are entitled to receive pro rata our assets legally available for distribution to stockholders.

    Other Rights

Our common stock is not liable to further calls or assessment. The holders of our common stock have no preemptive rights. Our common stock cannot be redeemed, and it does not have any conversion rights or sinking fund provisions.

    Effects on Our Common Stock if We Issue Preferred Stock

As discussed below, our board of directors has the authority, without further action by the stockholders, to issue up to 50,000,000 shares of preferred stock in one or more series. If we issue any preferred stock, we may negatively affect the holders of our common stock. These possible negative effects include diluting the voting power of shares of our common stock and affecting the market price of our common stock. In addition, the ability of our board of directors to issue preferred stock may delay or prevent a change in control of NorthWestern Corporation.

Preferred Stock

Our board of directors is authorized, subject to any limitations imposed by law, without the approval of our stockholders, to issue from time to time up to a total of 50,000,000 shares of our preferred stock, $0.01 par value per share, in one or more series, with each such series having such powers, including voting powers, preferences, and relative participating optional or other special rights and any qualifications, limitations or restrictions thereof, as our board of directors may determine at the time of issuance. Thus, without seeking stockholder approval, our board may issue preferred stock with voting and other rights that could adversely affect the voting power of the holders of our common stock.

The issuance of our preferred stock, while potentially providing us with flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or delay or deter a third party from attempting to acquire, a majority of our outstanding voting stock.

As of February 17, 2012, we had 50,000,000 shares of preferred stock available for issuance and no preferred stock outstanding.

The rights, preferences, privileges and restrictions of the preferred stock of each series will be fixed by the certificate of designation relating to each series. We will include in a prospectus supplement the terms relating to any series of preferred stock being offered. These terms will include some or all of the following, as applicable:

•	the title of the series and the number of shares in the series;
•	the price at which the preferred stock will be offered;
•	the dividend rate or rates or method of calculating the rates, the dates on which and the place or places where the dividends will be payable, whether the dividends will be cumulative or noncumulative and, if cumulative, the dates from which dividends on the preferred stock being offered will cumulate;
•	the voting rights, if any, of the holders of shares of the preferred stock being offered;
•	the provisions for a sinking fund, if any, and the provisions for redemption, if applicable, of the preferred stock being offered;
•	the liquidation preference per share;
•	the terms and conditions, if applicable, upon which the preferred stock being offered will be convertible into our common stock, including the conversion price, or the manner of calculating the conversion price, and the conversion period;
•	any date of maturity of the preferred stock;
•	any listing of the preferred stock being offered on any securities exchange;
•	whether interests in the shares of the series will be represented by depositary shares;
•	a discussion of any material U.S. federal income tax considerations applicable to the preferred stock being offered;
•	the relative ranking and preferences of the preferred stock being offered as to dividend rights and rights upon liquidation, dissolution, or the winding up of our affairs;
•	any limitations on the issuance of any class or series of preferred stock ranking senior or equal to the series of preferred stock being offered as to dividend rights and rights upon liquidation, dissolution or the winding up of our affairs; and
•	any or all other preferences and relative, participating, operational or other special rights or qualifications, limitations or restrictions of the series.

Delaware law provides that the holders of preferred stock have the right to vote separately as a class on any proposal involving fundamental changes in the rights of holders of that preferred stock. This right is in addition to any voting rights that may be provided for in the applicable certificate of designation for preferred stock.

The description of preferred stock above and the description of the terms of a particular series of preferred stock in the prospectus supplement are not complete. You should refer to the applicable certificate of designation for complete information.

As described under “Description of Depositary Shares” below, we may, at our option, elect to offer depositary shares evidenced by depositary receipts, each representing an interest (to be specified in the prospectus supplement or term sheet relating to the particular series of preferred stock) in a share of the particular series of preferred stock issued and deposited with a depositary.

Upon issuance, the shares of preferred stock will be fully paid and nonassessable, which means that its holders will have paid their purchase price in full, and we may not require them to pay additional funds. Holders of preferred stock will not have any preemptive rights.

Provisions of our Certificate of Incorporation and our Bylaws That Could Delay or Prevent a Change in Control

Our restated certificate of incorporation and bylaws contain provisions which will make it difficult to obtain control of NorthWestern Corporation if our board of directors does not approve the transaction. The provisions include the following:

    Number of Directors, Vacancies, Removal of Directors

Our certificate of incorporation and bylaws provide that our board of directors will have at least five and at most 11 directors. A majority of the continuing directors decide the exact number of directors at a given time and fill any new directorships and vacancies.

Our certificate of incorporation provides that our directors may be removed, only for cause, by at least 66 2/3% of the shares then entitled to vote in an election of directors. In addition, our certificate of incorporation provides that any action required or permitted to be taken by our stockholders, including the removal of directors, must be effected at a duly called annual or special meeting of stockholders and may not be effected by any consent in writing by such stockholders. Our bylaws permit stockholders to call a special meeting if called by 25% or more of the outstanding shares of voting capital stock of the company.

    Meetings of Stockholders

No Cumulative Voting.    Our restated certificate of incorporation does not provide for cumulative voting.

Advance Notice Provisions.    Our bylaws require that for a stockholder to nominate a director or bring other business before an annual meeting, the stockholder must give notice not later than 90 days nor earlier than 120 days prior to the first anniversary of the prior year’s annual meeting. However, if the annual meeting is more than 30 days before or more than 70 days after such anniversary date, the stockholder must give notice not earlier than 120 days prior to such annual meeting, nor later than the later of 90 days prior to such annual meeting or 10 days after the day on which the public announcement of the date of the meeting was first made. In addition, if the number of directors to be elected to the board at an annual meeting is increased and there is no public announcement naming the nominees for the additional directorships at least 100 days prior to the first anniversary of the preceding year’s annual meeting, a stockholder must give notice, but only with respect to nominees for the additional directorships, so it is delivered not later than 10 days after the day on which such public announcement is first made.

All such notices must be received by our Corporate Secretary by the close of business on the specified date to be deemed to have been delivered on that date. The public announcement of an adjournment or postponement of an annual meeting does not commence a new time period or extend the foregoing time period.

No Stockholder Action by Written Consent.    Our certificate of incorporation provides that all action by stockholders must be taken at an annual or special meeting. The stockholders may not act by written consent. This provision prevents our stockholders from initiating or effecting any action by written consent, thereby limiting the ability of our stockholders to take actions opposed by our board of directors.

Special Meetings of Stockholders.    Our bylaws provide that special meetings of stockholders may be called by the board of directors acting pursuant to a resolution adopted by a majority of the whole board of directors or the chairman of the board of directors, or upon written notice to the board of directors by holders of 25% or more of our outstanding voting stock.

Provisions Relating to the Authorization of Business Combinations.    Our certificate of incorporation requires that certain mergers, consolidations, sales of substantial assets, issuances of capital stock and certain other business combinations involving us and any substantial (10% or more) holder of our voting stock unless the transaction is approved by a majority of our disinterested directors or by the holders of at least 66 2/3% of the outstanding shares of capital stock of the company entitled to vote generally, excluding any shares beneficially owned by the interested stockholder or any affiliate of any interested stockholder (as such terms are defined in the certificate of incorporation). This provision may be amended only by the approval of the holders of at least two-thirds of the outstanding shares of our voting stock.

Provisions of Delaware Law That Could Delay or Prevent a Change in Control

We are subject to the provisions of Section 203 of the General Corporation Law of Delaware. With some exceptions, this law prohibits us from engaging in some types of business combinations with a person who owns 15% or more of our outstanding voting stock for a three-year period after that person acquires the stock. This prohibition does not apply if our board of directors approved of the business combination or the acquisition of our stock before the person acquired 15% of the stock. A business combination includes mergers, consolidations, stock sales, asset sales and other transactions resulting in a financial benefit to the interested stockholder.

DESCRIPTION OF DEPOSITARY SHARES

We may offer fractional shares of preferred stock rather than full shares of preferred stock, and, in that event, will issue receipts for depositary shares. Each of these depositary shares will represent a fraction, which will be set forth in the applicable prospectus supplement or term sheet, of a share of the applicable series of preferred stock. The shares of any series of preferred stock underlying any depositary shares that we may sell under this prospectus will be deposited under a deposit agreement between us and a depositary selected by us. Subject to the terms of the deposit agreement, each holder of a depositary share will be entitled, in proportion to the applicable fraction of a share of the preferred stock underlying the depositary share, to all of the rights, preferences and privileges, and be subject to the qualifications and restrictions, of the preferred stock underlying that depositary share. The description set forth below and in any prospectus supplement or term sheet of certain provisions of the deposit agreement and of the depositary shares and depositary receipts is not complete. You should carefully review the prospectus supplement or term sheet and the form of deposit agreement and form of depositary receipts relating to each series of preferred stock.

General

We may, at our option, elect to have shares of any series of preferred stock be represented by depositary shares. The shares of any series of preferred stock underlying the depositary shares will be deposited under a separate deposit agreement that we will enter with a bank or trust company having its principal office in the United States and a combined capital and surplus of at least $50,000,000. This bank or trust company will be considered the depositary. The prospectus supplement or term sheet relating to a series of depositary shares will set forth the name and address of the depositary. Subject to the terms of the deposit agreement, each owner of a depositary share will be entitled, in proportion to the applicable interest in the number of shares of such series of preferred stock underlying such depositary share, to all the rights and preferences of such series of preferred stock underlying such depositary share (including dividend, voting, redemption, conversion, exchange and liquidation rights).

The depositary shares will be evidenced by depositary receipts issued pursuant to the deposit agreement, each of which will represent the applicable interest in a number of shares of such series of preferred stock described in the applicable prospectus supplement or term sheet.

Unless otherwise specified in the prospectus supplement or term sheet, a holder of depositary shares is not entitled to receive the shares of such series of preferred stock underlying the depositary shares.

Pending the preparation of definitive depositary receipts, the depositary may, upon our written order, issue temporary depositary receipts substantially identical to the definitive depositary receipts. Definitive depositary receipts will thereafter be prepared without unreasonable delay.

Dividends and Other Distributions

The depositary will distribute all cash dividends or other cash distributions received in respect of the applicable series of preferred stock to the record holders of depositary shares representing such preferred stock in proportion to the number of depositary shares owned by the holder on the relevant record date.

In the event of a distribution other than cash, the depositary will distribute property received by it to the record holders of depositary shares entitled to such property, as nearly as practicable, in proportion to the number of depositary shares owned by the holder. However, if the depositary determines that it is not feasible to make such distribution, it may, with our approval, sell such property and distribute the net proceeds from such sale to the holders. The amounts distributed by the depositary may be reduced by any amount required to be withheld by us or the depositary on account of taxes.

The deposit agreement also will contain provisions relating to the manner in which any subscription or similar rights we offer to holders of preferred stock will be made available to holders of depositary shares.

Conversion and Exchange

If any preferred stock underlying the depositary shares is subject to provisions relating to its conversion or exchange as set forth in the prospectus supplement or term sheet relating thereto, each record holder of depositary shares will have the right or obligation to convert or exchange such depositary shares pursuant to its terms.

Redemption of Depositary Shares

If a series of preferred stock underlying the depositary shares is subject to redemption, the depositary shares will be redeemed from the proceeds received by the depositary resulting from the redemption, in whole or in part, of the series of preferred stock held by the depositary. The redemption price per depositary share will be equal to the aggregate redemption price payable with respect to the number of shares of such series of preferred stock underlying the depositary shares. Whenever we redeem a series of preferred stock from the depositary, the depositary will redeem as of the same redemption date a proportionate number of depositary shares representing the shares of such series of preferred stock that were redeemed. If less than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by lot or pro rata as we may determine.

After the date fixed for redemption, the depositary shares so called for redemption will no longer be deemed to be outstanding and all rights of the holders of the depositary shares will cease, except the right to receive the redemption price payable upon such redemption.

Voting

Upon receipt of notice of any meeting or action in lieu of any meeting at which the holders of any shares of a series of preferred stock underlying the depositary shares are entitled to vote, the depositary will mail the information contained in such notice to the record holders of the depositary shares relating to such shares of preferred stock. Each record holder of such depositary shares on the record date (which will be the same date as the record date for such series of preferred stock) will be entitled to instruct the depositary as to the exercise of the voting rights pertaining to the number of shares of such series of preferred stock underlying such holder’s depositary shares. The depositary will endeavor, to the extent practicable, to vote the number of shares of such series of preferred stock underlying such depositary shares in accordance with such instructions, and we will agree to take all action which may be deemed necessary by the depositary in order to enable the depositary to do so. If the depositary does not receive instructions from the holders of depositary shares, the depositary will abstain from voting the preferred stock that underlies these depositary shares.

Amendment of the Deposit Agreement

The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may at any time be amended by agreement between us and the depositary. However, any amendment which materially and adversely alters the rights of the existing holders of depositary shares will not be effective unless such amendment has been approved by the holders of at least a majority of the depositary shares then outstanding.

Charges of Depositary

We will pay all transfer and other taxes and governmental charges that arise solely from the existence of the depositary arrangements. We will pay charges of the depositary in connection with the initial deposit of the applicable series of preferred stock and any exchange or redemption of such series of preferred stock. Holders of depositary shares will pay all other transfer and other taxes and governmental charges, and, in addition, such other charges as are expressly provided in the deposit agreement to be for their accounts.

Miscellaneous

We (or at our option the depositary) will forward to the holders of depositary shares all of our reports and communications which we are required to furnish to the holders of the series of preferred stock represented by the depository receipts.

Neither we nor the depositary will be liable if we or the depositary is prevented or delayed by law or any circumstances beyond our or its control in performing our or its obligations under the deposit agreement. Our obligations and the depositary’s obligations under the deposit agreement will be limited to performance in good faith and neither we nor the depositary will be obligated to prosecute or defend any legal proceeding in respect of any depositary share of preferred stock unless satisfactory indemnity has been furnished. Both we and the depositary may rely upon written advice of counsel or accountants, or information provided by persons presenting preferred stock for deposit, holders of depositary shares or other persons believed to be competent and on documents believed to be genuine.

Resignation and Removal of Depositary; Termination of the Deposit Agreement

The depositary may resign at any time by delivering notice to us of its election to do so, and we may at any time remove the depositary. Any such resignation or removal will take effect upon the appointment of a successor depositary and its acceptance of such appointment. We will appoint a successor depositary within 60 days after delivery of the notice of resignation or removal. We may terminate the deposit agreement or it may be terminated by the depositary if a period of 90 days expires after the depositary has delivered written notice to us of its election to resign and we have not appointed a successor depositary. Upon termination of the deposit agreement, the depositary will discontinue the transfer of depositary receipts, will suspend the distribution of dividends to the holders of depositary receipts, and will not give any further notices (other than notice of such termination) or perform any further acts under the deposit agreement except that the depositary will continue to deliver the applicable series of preferred stock certificates, together with dividends and distributions and the net proceeds of any sales of rights, preferences, privileges or other property in exchange for depositary receipts surrendered. Upon our request, the depositary will deliver to us all books, records, certificates evidencing the applicable series of preferred stock, depositary receipts and other documents relating to the subject matter of the deposit agreement.

PLAN OF DISTRIBUTION

We may sell the securities offered by this prospectus in one or more of the following ways from time to time: (i) to or through underwriters or dealers; (ii) directly to purchasers; (iii) through agents; or (iv) through a combination of such methods. This prospectus may be used in connection with any offering of securities through any of these methods or other methods described in the applicable prospectus supplement. The prospectus supplement with respect to the securities being sold will set forth the specific plan of distribution with respect to those securities, including the name or names of any underwriters, dealers, or agents, the purchase price of the securities and the net proceeds to us from the sale, any underwriting discounts or agency fees and other items constituting underwriters’, dealers’, or agents’ compensation, any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

If underwriters participate in the sale, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The underwriters may sell the securities directly or through underwriting syndicates represented by managing underwriters.

Unless otherwise set forth in the applicable prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to conditions precedent and the underwriters will be obligated to purchase all the securities being offered if any are purchased. If we use dealers in the sale, we will sell the securities to each dealer as principal. The dealer may then resell the securities at varying prices determined at the time of resale.

If the securities are sold by agents, any commissions payable by us to those agents will be set forth in the applicable prospectus supplement. Unless otherwise indicated in the applicable prospectus supplement, any agent will be acting on a reasonable efforts basis for the period of its appointment.

We may make sales of our common stock to or through one or more underwriters, dealers or agents in at-the-market offerings and may do so pursuant to the terms of a distribution or other similar agreement between us and the underwriters, dealers or agents. If we engage in at-the-market sales pursuant to a distribution agreement or other similar agreement, we will issue and sell shares of our common stock to or through one or more underwriters, dealers or agents, which may act on an agency basis or on a principal basis.

The securities also may be offered and sold, if so indicated in the applicable prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one of more firms, which are referred to herein as the “remarketing firms,” acting as principals for their own accounts or as our agent. Any remarketing firm will be identified and the terms of its agreement, if any, with us and its compensation will be described in the applicable prospectus supplement. Remarketing firms may be deemed to be underwriters, as that term is defined in the Securities Act of 1933, in connection with the securities remarketed thereby.

If we so indicate in the applicable prospectus supplement, we may authorize underwriters, dealers or agents to solicit offers from certain types of institutions to purchase securities from us at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions described in the applicable prospectus supplement. The applicable prospectus supplement will describe the commission payable for solicitation of those contracts.

Underwriters, dealers and agents may be entitled under agreements entered into with us to indemnification against securities civil liabilities, including liabilities under the Securities Act of 1933. Underwriters, dealers and agents may engage in transactions with, or perform services for, us in the ordinary course of business.

Each series of securities offered by this prospectus will be a new issue and, except for the common stock, which is listed on the New York Stock Exchange, will have no established trading market. We may elect to list any series of new securities on an exchange, or in the case of the common stock, on any additional exchange, but unless otherwise indicated in the prospectus supplement, we have no obligation to cause any securities to be so listed. Any underwriters that purchase securities for public offering and sale may make a market in the securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We make no assurance as to the liquidity of, or the trading markets for, any securities.

EXPERTS

The consolidated financial statements and the related financial statement schedules incorporated in this Prospectus by reference from NorthWestern’s Annual Report on Form 10-K, and the effectiveness of NorthWestern’s internal control over financial reporting, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements and financial statement schedules have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

LEGAL OPINIONS

Unless otherwise provided in the applicable prospectus supplement, the legality of the common stock, preferred stock and depositary shares being offered by this prospectus will be passed upon for us by Timothy P. Olson, Esq., our Senior Corporate Counsel and Corporate Secretary, who owns less than 1% of our outstanding common stock. Unless otherwise provided in the applicable prospectus supplement, the legality of the first mortgage bonds being offered by this prospectus will be passed upon for us by Leonard, Street and Deinard. Certain legal matters in connection with the offered securities will be passed on for any underwriters, dealers or agents by their counsel named in the applicable prospectus supplement.

You should rely only on the information included or incorporated by reference in this prospectus, any prospectus supplement or any free writing prospectus specifying the final terms of a particular offering of securities. We have not authorized anyone else to provide you with additional or different information. We are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents or that the information incorporated by reference is accurate as of any date other than the date of the document incorporated by reference.

6,766,990 Shares

NorthWestern Corporation

d/b/a NorthWestern Energy

Common Stock